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U.S. Offer to Purchase for Cash
All Ordinary Shares held by U.S. Holders and
All Ordinary Shares represented by Outstanding American Depositary Shares of

Genset S.A.

at

the U.S. Dollar Equivalent
of
EUR 8.19 Net Per Ordinary Share
and
EUR 2.73 Net Per one-third Ordinary Share represented by an American Depositary Share by

Serono France Holding S.A.

a wholly-owned subsidiary of

Serono S.A.

  THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON FRIDAY, JUNE 13, 2003, UNLESS THIS OFFER IS EXTENDED.

        Serono France Holding S.A. ("Purchaser"), a wholly-owned subsidiary of Serono S.A., is seeking to acquire for cash all outstanding ordinary shares, nominal value EUR 3.00 ("Shares"), of Genset S.A., including Shares represented by American Depositary Shares ("ADSs"), through concurrent offers in the United States and France (the "Offers"). In this offer, Purchaser is seeking to acquire all Shares held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended) and all Shares represented by outstanding ADSs. In France, Purchaser is seeking to acquire all Shares held by non-U.S. holders at the same price as offered in this offer, and is also seeking to acquire all remaining Genset convertible bonds, known as OCEANEs. Non-U.S. holders of Shares may tender their Shares and holders of OCEANEs may tender their OCEANEs only into the offer in France. U.S. holders of Shares may tender their Shares only into the U.S. offer. All Shares represented by ADSs, wherever the holder is located, may be tendered only into the U.S. offer.

        A summary of the principal terms of the U.S. offer appears on pages (i) through (v). You should read this entire document carefully before deciding whether to tender your securities.

        This document has not received the visa of the French Commission des opérations de bourse. Accordingly, this document may not be used to make offers in connection with the separate tender offer in France.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has: (a) approved or disapproved of the transaction; (b) passed upon the merits or fairness of the transaction; or (c) passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The Information Agent for the U.S. offer is:

May 15, 2003

TABLE OF CONTENTS

SUMMARY TERM SHEET	i
INTRODUCTION	1
SPECIAL FACTORS	4
Background of the Offers; Transactions and Contacts with Genset	4
Opinion of Independent Appraiser	8
Appraisal of the Offers	17
Position of Serono and Purchaser Regarding Fairness of the Offers	32
Purpose and Effects of the Offers; Plans for Genset	34
Interests of Certain Persons	36
RELIEF GRANTED BY THE COMMISSION	37
THE U.S. OFFER	38
1. Terms of the U.S. Offer; Expiration Date	38
2. Acceptance for Payment and Payment for Securities	39
3. Procedure for Tendering Securities	40
4. Withdrawal Rights	44
5. Certain French and U.S. Federal Income Tax Considerations	45
6. Price Range of Shares and ADSs; Dividends	46
7. Effects of the Offers on the Market for Genset's Shares; Euronext Paris Listing; Exchange Act Registration	47
8. Certain Information Concerning Genset	47
9. Certain Information Concerning Serono, Purchaser and Serono B.V.	53
10. Source and Amount of Funds	54
11. Certain Legal Matters	55
12. Fees and Expenses	55
13. Miscellaneous	56
SCHEDULE A: INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF SERONO, PURCHASER AND SERONO B.V.	A-1

SUMMARY TERM SHEET

        We are offering to purchase all shares of Genset, including shares represented by ADSs, in two separate, but concurrent and related, offers. The offer we are making in France is sometimes referred to as the "International Offer." This offer and the International Offer are sometimes referred to as the "Offers."

        This offer is made for the securities of a French company that has security holders resident in the United States and, as a result, is subject to the securities laws, rules and regulations of France and the United States. Some of the information contained in this document is included because it is required to be included in the similar document being used for the International Offer and we wanted to make that information available to you, as well. Some of that information has been prepared in accordance with the French format and style, which differs from the U.S. format and style for documents of this type, and is presented in this document substantially as a direct translation of the comparable section of the International Offer document.

        We urge you to read the remainder of this document and the related Share Form of Acceptance and ADS Letter of Transmittal carefully, because the information in this summary is not complete and additional important information is contained in the remainder of this document and in the related Share Form of Acceptance and ADS Letter of Transmittal.

        The following are some of the questions you, as a holder of Genset securities, may have, and answers to these questions.

Who is offering to buy my securities?

        Serono France Holding S.A. is a company organized under the laws of France. It is a direct subsidiary of Serono B.V., a company organized in The Netherlands, and an indirect wholly-owned subsidiary of Serono S.A., which is a company organized under the laws of Switzerland. Serono is one of the world's leading biotechnology companies. See "THE U.S. OFFER—Section 9—Certain Information Concerning Serono, Purchaser and Serono B.V."

What securities are being sought in this offer?

        In this offer, we are offering to purchase all shares of Genset held by U.S. holders and all shares represented by outstanding Genset ADSs held by any ADS holder, wherever resident. See "INTRODUCTION" and "THE U.S. OFFER—Section 1—Terms of the U.S. Offer; Expiration Date." The remainder of Genset's outstanding shares and Genset's convertible bonds known as OCEANEs are the subject of the International Offer.

Why are you making the Offers?

        As a result of our previous cash tender offers in France and the United States for shares, including shares represented by ADSs, completed on October 31, 2002, our subsequent market purchases of Genset's shares in France and Genset's capital increase in March 2003, we now hold approximately 96.6% of the share capital and voting rights of Genset. We want to own 100% of Genset.

        Under applicable French law, we are permitted to commence a squeeze-out of Genset's minority shareholders as a result of our ownership of more than 95% of Genset's share capital and voting rights. In France, a squeeze-out is a two-step process consisting of a minority buy-out or repurchase offer (offer publique de retrait) followed by a mandatory squeeze-out (retrait obligatoire). The Offers are the first step in that two-step process. On the day following the expiration of the Offers, the mandatory squeeze-out will occur and all remaining shareholders, including those who hold shares represented by ADSs, will have their shares automatically converted into the right to obtain the offer price of EUR 8.19 per share or EUR 2.73 per one-third share represented by an ADS. See "SPECIAL FACTORS—

i

Background of the Offers; Transactions and Contacts with Genset" and "—Purpose and Effects of the Offers; Plans for Genset."

Why is there a separate international offer?

        U.S. and French law and practice relating to tender offers are inconsistent in a number of ways. This offer complies with U.S. law and practice, while the International Offer complies with French law and practice. The terms of the two offers, however, are the same in all material respects except for certain minor differences described below under "What are the differences between this offer and the International Offer?" See "INTRODUCTION."

Who can participate in this offer?

        Holders of Genset shares who are resident in the United States may tender their shares, and holders of Genset ADSs, wherever resident, may tender the shares represented by their ADSs, only in this offer. Holders of Genset shares who are not resident in the United States and holders of Genset OCEANEs do not have the right to tender in this offer. None of the holders of OCEANEs is resident in the United States. See "INTRODUCTION."

Who can participate in the International Offer?

        Holders of Genset shares who are not resident in the United States and all holders of Genset OCEANEs may tender their securities only into the International Offer. U.S. Holders of Genset shares and holders of ADSs, wherever resident, may not tender shares into the International Offer. See "INTRODUCTION."

What are the differences between this offer and the International Offer?

        The terms and conditions of this offer and the International Offer are substantially the same. As a result of differences in law and market practice between the United States and France, however, the procedures for accepting the offer and tendering securities, and some of the rights of tendering holders of securities, under this offer and the International Offer are not identical. Holders tendering in the International Offer do not have withdrawal rights, while holders tendering in this offer may withdraw securities tendered as described in this document. Holders tendering in the International Offer will have their shares or OCEANEs purchased immediately, with settlement three trading days after the shares or OCEANEs are tendered, as required by French law, while in this offer, shares, including those represented by ADSs, may only be purchased after the expiration of the offer in accordance with U.S. law. Finally, holders tendering in the International Offer will be paid in euro, while holders tendering in this offer will be paid an equivalent amount in U.S. dollars.

What do my ADSs represent?

        Each ADS represents one-third of a Genset share and the pro rata portion of net cash proceeds from the sale by the depositary for the ADR program of rights distributed in connection with Genset's capital increase in March 2003. See "INTRODUCTION" and "SPECIAL FACTORS—Background of the Offers; Transaction and Contacts with Genset."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay the U.S. dollar equivalent of EUR 8.19 per Genset share and EUR 2.73 per each one-third of a Genset share represented by a Genset ADS.

        In each case, the consideration will be paid to you in cash, less any relevant withholding taxes. Amounts will be payable in U.S. dollars, less currency exchange costs, calculated by using the U.S. dollar spot against the euro exchange rate on the day on which funds are received by the receiving agent, or its custodian in France, which is anticipated to be within three business days after this offer expires.

        If you are the record owner of your shares, including shares represented by ADSs, and you tender your shares, including shares represented by ADSs, to us in this offer, you will not have to pay brokerage fees or similar expenses. If you own your shares, including shares represented by ADSs, through a broker or other nominee, and your broker tenders your shares, including shares represented by ADSs, on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "INTRODUCTION" and "THE U.S. OFFER—Section 1—Terms of the U.S. Offer; Expiration Date."

        Tendering holders of ADSs will also receive their pro rata portion of the net cash proceeds from the sale by the depositary for the ADR program of rights distributed in connection with Genset's capital increase in March 2003. See "INTRODUCTION" and "SPECIAL FACTORS—Background of the Offers; Transactions and Contacts with Genset."

Do you have the financial resources to make payment?

        Yes. We have sufficient internally generated and available funds to pay for all securities validly tendered and not withdrawn in the Offers. This offer is not conditioned upon any financing arrangements. See "THE U.S. OFFER—Section 10—Source and Amount of Funds."

Is your financial condition relevant to my decision whether to tender securities in this offer?

        We do not think our financial condition is relevant to your decision whether to accept this offer and tender your Genset shares or shares represented by ADSs because the Offers are being made for all outstanding Genset shares, including shares represented by ADSs, solely for cash and are not subject to any financing condition.

How long do I have to decide whether to tender in this offer?

        You will have until 12:00 noon, New York City time, on Friday, June 13, 2003, or until the expiration of any extension of the offer, to decide whether to tender your shares or shares represented by ADSs in this offer. The International Offer is currently scheduled to expire on the same date as this offer. See "THE U.S. OFFER—Section 1—Terms of the U.S. Offer; Expiration Date" and "—Section 3—Procedure for Tendering Securities."

Can this offer be extended and under what circumstances?

        Yes. We may be required to extend the offer under applicable U.S. securities laws. In addition, the expiration date and any extensions of the International Offer are, under French law, determined by the Conseil des marchés financiers, which is sometimes referred to as the "CMF," a French regulatory body responsible for regulating tender offers. If the CMF extends the International Offer for any reason, we may extend this offer so that this offer and the International Offer will expire on the same date. If this offer is extended, you will have until the expiration of this offer, as so extended, to decide whether to tender. See "THE U.S. OFFER—Section 1—Terms of the U.S. Offer; Expiration Date."

How will I be notified if this offer is extended?

        If we extend this offer, we will inform The Bank of New York, the receiving agent for this offer, of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York

City time, on the next business day after the offer was previously scheduled to expire. See "THE U.S. OFFER—Section 1—Terms of the U.S. Offer; Expiration Date."

What are the conditions to the offer?

        There are no conditions to this offer other than that the shares, including shares represented by ADSs, be validly tendered. We are not obligated to purchase any tendered shares or shares represented by ADSs if they are not validly tendered. See "THE U.S. OFFER—Section 2—Acceptance for Payment and Payment for Securities" and "—Section 3—Procedure for Tendering Securities."

I hold American Depositary Receipts evidencing my Genset ADSs. How do I participate in this offer?

        If you hold American Depositary Receipts evidencing Genset ADSs and wish to tender the Genset shares represented by the ADSs in this offer, you must complete and sign the ADS Letter of Transmittal and deliver it, together with your American Depositary Receipts and other required documents, to the receiving agent at one of the addresses set forth on the back cover of this document before the expiration of the offer. Do not send your American Depositary Receipts to us or the information agent. See "THE U.S. OFFER—Section 3—Procedure for Tendering Securities."

I hold Genset ADSs or shares in street name or through a financial intermediary. How do I participate in this offer?

        If you hold Genset ADSs in street name or through a bank, broker or other nominee, you can only participate by tendering through your nominee through the Depository Trust Company, commonly known as DTC. Shares held through a bank, broker or other nominee can only be tendered by your nominee to the receiving agent's account at its custodian in France, Société Générale. Your bank, broker or other financial intermediary should send you an order form and instructions for participating in the offer. If you have not yet received a form from your bank, broker or other financial intermediary, please contact that institution directly. You will need to give your nominee instructions to participate in this offer on your behalf with sufficient time for the nominee to complete the process of tendering your shares or shares represented by ADSs before the expiration of this offer. See "THE U.S. OFFER—Section 3—Procedure for Tendering Securities."

What if I cannot deliver everything that is required to the receiving agent before the expiration of this offer?

        Failure to deliver all the items required for valid tender by the expiration of this offer will result in the disqualification and rejection of your tender.

Can I withdraw previously tendered securities? Until what time?

        Yes. You can withdraw shares or shares represented by ADSs that you previously tendered at any time until the offer has expired and, unless we have previously accepted your shares or shares represented by ADSs for payment, you can also withdraw them at any time after July 14, 2003 until we accept them for payment. See "INTRODUCTION," "THE U.S. OFFER—Section 1—Terms of the U.S. Offer; Expiration Date" and "—Section 4—Withdrawal Rights."

How do I withdraw previously tendered securities?

        To withdraw shares or shares represented by ADSs that you previously tendered, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the receiving agent while you still have the right to withdraw the shares or shares represented by ADSs. See "THE

U.S. OFFER—Section 1—Terms of the U.S. Offer; Expiration Date" and "—Section 4—Withdrawal Rights."

Will the Offers be followed by a squeeze-out if all the shares are not tendered in the Offers?

        Yes. We currently own approximately 96.6% of the share capital and voting rights of Genset. These Offers are the first step in the two-step squeeze-out process under French law. The first step is a minority buy-out offer and the second step a mandatory squeeze-out. On the next business day following the expiration of the Offers, there will be a mandatory squeeze-out of the remaining Genset shares, including shares represented by ADSs, still held by the public and all remaining shareholders will have their shares automatically converted into the right to obtain the offer price of EUR 8.19 for each share or EUR 2.73 for each one-third share represented by an ADS; less, in the case of shares represented by ADSs, any amount payable by the holder thereof to the depositary of the ADR program under the applicable deposit agreement. ADS holders will also be entitled to receive from the depositary of the ADR program their pro rata portion of the net cash proceeds from the sale of rights in connection with Genset's capital increase in March 2003. See "INTRODUCTION," "SPECIAL FACTORS—Background of the Offers; Transactions and Contacts with Genset" and "—Purpose and Effects of the Offers; Plans for Genset."

How will the Offers and the squeeze-out affect my Genset securities?

        Following the Offers and the squeeze-out, Purchaser will own 100% of the equity of Genset. There will no longer be a market for the Genset shares. The Genset shares will cease to be listed and traded on the Nouveau Marché of Euronext Paris S.A. We also intend to cause Genset, as soon as possible after the Offers, to deregister its shares and ADSs so it may cease to make filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Commission's rules relating to publicly held companies. See "THE U.S. OFFER—Section 7—Effects of the Offers on the Market for Genset's Shares; Euronext Paris Listing; Exchange Act Registration."

What is the market value of my securities as of a recent date?

        On April 14, 2003, the last trading day before Genset's shares were suspended from trading on the Nouveau Marché of Euronext Paris S.A. in connection with the announcement of our intention to proceed with this minority buy-out followed by a mandatory squeeze-out of the minority shareholders, the closing price of the shares was EUR 7.75 per share. Trading of the shares on the Nouveau Marché is scheduled to resume on May 15, 2003, upon commencement of the Offers. There is currently no market for the ADSs. The Nasdaq National Market ceased to quote them on November 1, 2002 and the ADR program under which they were issued was terminated effective December 27, 2002, as a result of which ADSs may no longer be transferred.

        We advise you to obtain a recent quotation for Genset shares before deciding whether to tender your shares or shares represented by ADSs. See "THE U.S. OFFER—Section 6—Price Range of Shares and ADSs; Dividends."

Will I be taxed on the cash that I receive?

        If you hold Genset shares or ADSs as capital assets for U.S. tax purposes and are a U.S. taxpayer, you will generally recognize a capital gain or loss on an exchange of the securities for cash pursuant to this offer or the subsequent squeeze-out, in an amount equal to the difference between the U.S. dollar amount received and your tax basis in the securities. If you are not resident in France for French tax purposes, you will generally not be subject to French tax in respect of such an exchange. See "THE U.S. OFFER—Section 5—Certain French and U.S. Federal Income Tax Considerations."

Who can I talk to if I have questions about this offer?

        You can call MacKenzie Partners, Inc., the information agent for this offer, at (800) 322-2885 (toll free). See the back cover page of this document.

v

        To All Holders of American Depositary Shares and All U.S. Holders of Ordinary Shares of Genset:

INTRODUCTION

        Serono France Holding S.A., organized as a société anonyme under the laws of France ("Purchaser" or "Serono France"), a wholly-owned subsidiary of Serono S.A., organized as a société anonyme under the laws of Switzerland, is seeking to acquire ordinary shares, nominal value EUR 3.00 ("Shares"), of Genset S.A., a société anonyme organized under the laws of France, including Shares represented by American Depositary Shares. Each American Depositary Share ("ADS") represents one-third of a Share and is evidenced by an American Depositary Receipt ("ADR").

        Genset is a French company with securities traded in France and securities held by residents of the United States and, as a result, we are offering to purchase all Shares, including those represented by ADSs, in two separate, but concurrent and related, offers in France and the United States. The offer we are making in France is sometimes referred to as the "International Offer." Each offer provides equivalent consideration for Genset securities tendered, and each offer is on substantially the same terms. The U.S. Offer (as defined below) and the International Offer are referred to collectively as the "Offers."

        On July 16, 2002, Purchaser commenced dual tender offers in France (the "First International Offer") and in the United States (the "First U.S. Offer") for the Shares, which are traded on the Nouveau Marché of Euronext Paris, the ADSs, then quoted on the Nasdaq National Market, Genset's convertible bonds (obligations à option de conversion en actions nouvelles et/ou d'échange en actions existantes) ("OCEANEs"), which are traded on the Nouveau Marché, and certain warrants to purchase Genset's ordinary shares, which were not traded. The First International Offer and the First U.S. Offer are sometimes referred to as the "Initial Tender Offers." Upon completion of the Initial Tender Offers on October 31, 2002, Purchaser held approximately 91.8% of the share capital and voting rights of Genset, 98.8% of the OCEANEs and 100% of the warrants.

        Following completion of the Initial Tender Offers, Purchaser undertook a limited open market purchase program for Shares on the Nouveau Marché and exercised 25,000 of its Genset warrants. In March 2003, Genset initiated a rights offering to raise capital (the "Capital Increase"). All shareholders received one right per Share. The shareholders obtained the right to purchase ten Shares for every 7 rights at a price of EUR 7.10 per Share. Holders of rights had the additional ability to subscribe to Shares that were allocated to rights that had not been exercised. U.S. holders were not permitted to exercise rights; however, the rights were transferable, so U.S. holders were able to realize the economic benefits of the rights. The Bank of New York, the depositary for the ADR program (the "ADR Depositary"), sold the rights issued with respect to Shares underlying the ADSs for EUR 1.56 per right. As and when holders of ADSs surrender their ADRs, they will receive the underlying Shares and their pro rata portion of these funds, less the fees and expenses of the ADR Depositary, in accordance with the Deposit Agreement (or a net amount equal to U.S.$ .5277 per ADS). Such amount is referred to as the "Net Proceeds."

        Purchaser exercised all of its rights and subscribed for unsubscribed Shares. On April 15, 2003, Purchaser completed the purchase of 11,700,591 shares upon its exercise of preferential subscription rights on an irreducible and a reducible basis, as part of the Capital Increase. As a result of the market purchases, the exercise of warrants and the Capital Increase, Purchaser currently holds approximately 96.6% of Genset's share capital and voting rights.

        Under applicable French law, as disclosed during the Initial Tender Offers, we are permitted to commence a squeeze-out of the minority shareholders as a result of our ownership of more than 95% of Genset's share capital and voting rights. In France, a squeeze-out is a two-step process consisting of a minority buy-out offer (offre publique de retrait, sometimes referred to as a "repurchase offer") followed by a mandatory squeeze-out (retrait obligatoire). The Offers are the first step in that two-step process.

        In this offer, we are seeking to acquire all outstanding Shares held by U.S. holders (within the meaning of Rule 14d-1(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and all Shares represented by outstanding ADSs, wherever held. In France, pursuant to the International Offer, we are seeking to acquire all outstanding Shares owned by non-U.S. holders and all outstanding OCEANEs, all of which are owned by non-U.S. holders. U.S. holders of Shares and all holders of ADSs, wherever resident, may only tender their securities into the U.S. Offer. Non-U.S. holders of Shares may only tender their Shares and holders of OCEANEs may only tender their OCEANEs into the International Offer.

        On April 23, 2003, J.P. Morgan & Cie S.A., acting on our behalf, filed with the Conseil des marchés financiers, which is sometimes referred to as the "CMF," a letter containing the terms of the International Offer, and Purchaser and Genset filed with the Commission des opérations de bourse, or the "COB," another French regulatory body responsible for regulating tender offers, a draft of the offer documentation (note d'information) with respect to the International Offer. Following the filing with the CMF, the CMF published the material terms of our International Offer in an official notice (avis de dépôt). On April 30, 2003, the CMF gave its clearance on the International Offer and, on May 2, 2003, published a declaration to that effect (avis de recevabilité). On May 9, 2003, the COB granted its visa with respect to the offer documentation for the International Offer. The International Offer formally commenced on the date of this document.

        We hereby offer to purchase all Shares represented by outstanding ADSs and all outstanding Shares held by U.S. holders for cash in the U.S. dollar equivalent of EUR 8.19 net per Share and EUR 2.73 net per one-third Share represented by an ADS, upon the terms and subject to the conditions set forth in this document and in the related Share Form of Acceptance and ADS Letter of Transmittal (which, together with this document, each as amended or supplemented, constitute the "U.S. Offer"). ADS holders who tender the Shares represented by their ADSs will also be entitled to receive their pro rata portion of the Net Proceeds underlying their ADSs.

        The consideration will be paid to you in cash, less any relevant withholding taxes and currency exchange costs. Amounts will be payable in U.S. dollars calculated in the manner described in "THE U.S. OFFER—Section 1—Terms of the U.S. Offer; Expiration Date." ADS holders who tender the Shares represented by their ADSs will also receive their pro rata portion of the Net Proceeds underlying their ADSs with the consideration paid in connection with this offer.

        The price at which we have offered to purchase the Shares, including Shares represented by ADSs, is the equivalent of the price we offered and paid in the Initial Tender Offers adjusted to reflect the value of the rights subsequently received by shareholders in connection with the Capital Increase (EUR 9.75 minus EUR 1.56 resulting in a squeeze-out price of EUR 8.19). See "SPECIAL FACTORS—Appraisal of the Offers—Appraisal Factors for the Offers." In the International Offer we have offered to purchase the OCEANEs at EUR 107.05 per OCEANE.

        The consideration offered in a minority buy-out followed by a mandatory squeeze-out is subject to a two-step fairness test. First, an independent appraiser, whose appointment is subject to the CMF's approval and the absence of objection from the COB, must review the proposed consideration and determine that it is fair to the minority shareholders and, second, the CMF must approve the valuation. The prices offered were approved by an independent appraiser, Ricol, Lasteyrie & Associés ("Ricol, Laysterie"), and the valuation was approved by the CMF. Ricol, Laysterie has issued a written opinion, dated April 22, 2003, to the effect that as of such date, the offer prices proposed by Purchaser in the Offers are fair to the minority shareholders and holders of OCEANEs of Genset. A translation of Ricol, Laysterie's written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is set forth in its entirety in "SPECIAL FACTORS—Opinion of Independent Appraiser."

        Tendering holders whose Shares or ADSs are registered in their own names and who tender directly to the Receiving Agent (as defined below) will not be obligated to pay brokerage fees or commissions or, subject to the Instructions to the ADS Letter of Transmittal, transfer taxes on the purchase of Shares, including Shares represented by ADSs, by Purchaser. Holders of Shares or ADSs who hold their Shares or ADSs through brokers or banks should check with these institutions as to whether they charge any service fees. However, if you do not complete and sign the Substitute Form W-9 that is included in the ADS Letter of Transmittal or Share Form of Acceptance, you may be subject to a required federal backup withholding tax of 30% of the gross proceeds payable to you. See "THE U.S. OFFER—Section 5—Certain French and U.S. Federal Income Tax Considerations."

        Purchaser will pay all charges and expenses of The Bank of New York (the "Receiving Agent") and MacKenzie Partners, Inc. (the "Information Agent").

        The U.S. Offer will expire at 12:00 noon, New York City time, on Friday, June 13, 2003, unless extended. See "THE U.S. OFFER—Section 1—Terms of the U.S. Offer; Expiration Date."

        A copy of Genset's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") in connection with the U.S. Offer is being furnished to security holders concurrently herewith. No appraisal rights are available to holders of Shares, including Shares represented by ADSs, in connection with the Offers or the squeeze-out. In addition, we have made no provision to grant unaffiliated security holders access to the corporate files of Genset or to obtain counsel or appraisal services at our expense.

        On the day following the close of the Offers, the mandatory squeeze-out will occur and all remaining shareholders, including those who hold Shares represented by ADSs, will have their Shares automatically converted into the right to obtain the offer price of EUR 8.19 per Share or EUR 2.73 per one-third share represented by an ADS, less, in the case of Shares represented by ADSs, any amount payable by the holder thereof to the ADR Depositary under the applicable deposit agreement. ADS holders will also be entitled to receive from the ADR Depositary the Net Proceeds represented by their ADSs. Holders of OCEANEs will have their OCEANEs automatically converted into the right to obtain the offer price of EUR 107.05 per OCEANE.

        This document and the related Share Form of Acceptance and ADS Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the U.S. Offer.

        This offer is being made only to holders of ADSs, wherever located, and to holders of Shares who are resident in the United States.

        The International Offer is not being made, directly or indirectly, in or into, and it may not be accepted in or from, the United States. Copies of the offer documentation being used in the International Offer and any related materials are not being and should not be mailed or otherwise distributed or sent in or into the United States.

        The distribution of this document and the making of this offer may, in some jurisdictions, be restricted by law. This offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of this offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of this document should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. We do not assume any responsibility for any violation by any person of any restriction.

SPECIAL FACTORS

Background of the Offers; Transactions and Contacts with Genset

        Prior to the Initial Tender Offers, Serono and Purchaser held no Shares or other securities of Genset. Serono and Genset had been negotiating a research and license agreement since July 2001. Under this proposed agreement, Genset would provide access to a number of cDNA clones along with related bioinformatic data to Serono, but would reserve the sole right to use the cDNA clones and bioinformatic data to develop drugs in certain fields in which Genset focuses its therapeutic research, in particular diabetes and obesity. Serono would have an option to obtain a license to one or more of the cDNA clones and related intellectual property rights. Serono would pay an initial sum of $5,000,000 plus license fees on the exercise of an option and milestones and royalties in the event of the development of products derived from one of the clones. Finalization of the agreement was suspended until the results of the Initial Tender Offers were published. The negotiations were terminated following the Initial Tender Offers, as a result of Purchaser's successful acquisition of control of Genset.

        During the course of these discussions and as part of a continuing strategic review undertaken by Serono, our management identified a combination with Genset as an attractive opportunity in the further development of Serono as an integrated and highly productive biotech organization. On March 5, 2002, we retained J.P. Morgan plc as our financial advisor in connection with a possible acquisition of Genset; this mandate was extended on April 2, 2003.

        On April 12, 2002, Silvano Fumero, then Senior Executive Vice President and Head of Research and Pharmaceutical Development for Serono, contacted André Pernet, then Chief Executive Officer of Genset, to express an interest in meeting with Genset. Following the initial call, Ernesto Bertarelli, Chief Executive Officer of Serono, called Mr. Pernet on April 23, 2002, to confirm that a meeting would occur on April 30, 2002. As a result of these calls, on April 30, 2002, Mr. Bertarelli and Mr. Fumero met in Paris with Mr. Pernet, Marc Vasseur, the current Chief Executive Officer of Genset, and Daniel Cohen, the Chief Scientific Officer of Genset. At this meeting, Mr. Bertarelli stated for the first time that Serono would like to initiate preliminary discussions on a potential acquisition transaction. The Genset representatives expressed interest in the principle of the proposal and suggested further meetings on May 20 and 21, 2002.

        On May 6, 2002, Genset and Serono entered into a confidentiality agreement to permit them to further explore the possibility of a transaction, which confidentiality agreement was amended on June 3, 2002.

        On May 15, 2002, Mr. Pernet was replaced by Mr. Vasseur as Chief Executive Officer of Genset.

        On May 20 and 21, 2002, Serono representatives, together with Serono's financial advisors, met with Genset representatives and Genset's financial advisors at Serono's offices in Geneva. The Genset representatives at these meetings included: Mr. Vasseur, Mr. Cohen, Edmund Olivier de Vezin, then a member of the board of directors of Genset, Jonathan Burnham, then General Counsel of Genset, Hiroaki Tanaka, the then Vice President Bioinformatics for Genset, John Varian, the then acting Chief Financial Officer of Genset, and Jeffery Vick, the then Vice President Worldwide Business Development and Licensing for Genset. The Serono representatives included: Mr. Bertarelli, Mr. Fumero, Jacques Theurillat, Deputy Chief Executive Officer of Serono, Leon Bushara, currently Senior Executive Vice President of Business Development for Serono, who was then the Vice President & Head of Business Development for Serono, Nathalie Joannes, General Counsel of Serono, Giampiero De Luca, Chief Intellectual Property Counsel of Serono, and Andrea Buscaglia, Vice President of Corporate Finance at Serono. During these meetings, the participants discussed a mutual interest in the acquisition of Genset by Serono, and agreed to a framework for discussions and a timetable. The discussions at these meetings included terms of a possible tender offer for the outstanding securities of Genset by Serono and Serono's concerns regarding clause 19.5 of Genset's by-laws (statuts), which capped the voting rights of any shareholder at 20%.

        On May 29, 2002, Messrs. Bertarelli, Fumero and Theurillat met with Messrs. Vasseur and Cohen to visit the Evry research facility of Genset and to confirm the common understandings of the meetings of May 20 and May 21 and to organize the due diligence process.

        On June 3, 2002, Mr. Bertarelli, on behalf of Serono, sent a letter to Genset setting forth Serono's proposal for the acquisition. On June 4, 2002, Mr. Vasseur acknowledged receipt of the letter. Mr. Vasseur's letter indicated a willingness to proceed with the due diligence process, while indicating a need for further negotiations on the terms of the proposal.

        From June 5, 2002 until June 14, 2002, Serono and its advisors conducted due diligence sessions at the offices of Genset's legal advisors in Paris as well as selected site visits to Genset's head office in Paris and the Evry research center. On June 5, 2002, Mr. Vasseur and Mr. Cohen met with Mr. Theurillat and François Naef, Senior Executive Vice President Human Resources of Serono, in Geneva to discuss managerial and integration issues.

        On June 19, 2002, trading of Genset's Shares and OCEANEs was suspended on Euronext and trading of Genset's ADSs was suspended on Nasdaq. Genset announced at that time that it was engaged in preliminary discussions concerning a possible strategic transaction.

        On June 20, 2002, Mr. Vasseur, Mr. Cohen, Mr. Theurillat and Andrew Galazka, Senior Vice President of Scientific Affairs at Serono, met in Paris to discuss the general terms of the proposed tender offer.

        On June 21, 2002, Genset announced that the discussions were ongoing with regard to a possible cash tender offer, conditioned on the removal of clause 19.5 of Genset's by-laws at Genset's shareholder meeting on June 26, 2002.

        On June 24, 2002, Mr. Cohen met Mr. Fumero and Mr. Theurillat in Geneva to discuss the potential scientific synergies of the transaction. Also on June 24, Genset initiated a call between its representatives, including Mr. Vasseur, Mr. de Vezin, Malcolm Bates, the then General Counsel of Genset, and Mr. Burnham, and Serono representatives, including Mr. Theurillat and Mr. Buscaglia. The parties' financial advisors were also present for this call. The purpose of the call was to discuss the final terms of the offer.

        On June 25, 2002, Serono sent to Genset a letter describing Serono's final proposal for a tender offer for the outstanding securities of Genset.

        On June 25, 2002, a special meeting of the Genset board of directors was held at which the Genset board voted unanimously to recommend the offer and sent a certified copy of the minutes of the meeting to Serono.

        On June 26, 2002, Serono and Genset issued a joint press release announcing the Initial Tender Offers. At the shareholders meeting later that day, Genset's shareholders voted to repeal clause 19.5 of Genset's by-laws. J.P. Morgan & Cie S.A. and Lehman Brothers International (Europe) then filed with the CMF a letter containing the terms of the First International Offer, and Purchaser and Genset filed with the COB a draft of the offer documentation with respect to the First International Offer. Following the filing with the CMF, the CMF published the material terms of the First International Offer in an official notice (avis de dépôt).

        On July 2, 2002, trading in Genset's Shares and OCEANEs resumed on Euronext and trading of Genset's ADSs resumed on Nasdaq.

        On July 3, 2002, the CMF gave its clearance on the First International Offer and, on July 4, 2002, published a declaration to that effect (avis de recevabilité). On July 11, 2002, the COB granted its visa with respect to the offer documentation for the First International Offer. On July 15, 2002, the CMF published the notice of opening of the First International Offer (avis d'ouverture).

        On July 16, 2002, the Initial Tender Offers were formally commenced in France and in the United States. Upon completion of the Initial Tender Offers on October 31, 2002, Purchaser held approximately 91.8% of the share capital and voting rights of Genset, 98.8% of the OCEANEs and 100% of the warrants.

        On October 23, 2002, the five non-executive directors of Genset (Laurent Degos, Dominique Vernay, Martyn Greenacre, Pascal Brandys and Mr. de Vezin) resigned. At the board of directors meeting of Genset on October 23, 2002, Mr. Fumero, Pierre Douaze (Non-Executive Director, Serono) and Giampiero de Luca (Chief Intellectual Property Counsel, Serono) were appointed as directors. On April 24, 2003, Mr. Fumero resigned and was replaced by Timothy Wells (Senior Executive Vice-President, Research, Serono). Mr. Vasseur continues to serve as Genset's Chairman and Chief Executive Officer and Mr. Cohen continues to serve as a director of Genset and its Chief Scientific Officer and Deputy CEO, having agreed with Serono, prior to the completion of the Initial Tender Offers to remain members of Genset's Board of Directors. Thus, there are no board members of Genset who are independent of or unaffiliated with Serono.

        As of October 31, 2002, the relocation of Genset's headquarters from Rue Royale in Paris was completed. The majority of Genset's headquarters activities were transferred to its research facilities in Evry, France and certain accounting functions were transferred to the offices of Purchaser in Boulogne, France. Upon the successful completion of the Initial Tender offers, Genset's work force was reduced by 32 employees in France between October 31, 2002 and April 17, 2003.

        After the Offers, we caused Genset to propose that those employees who participated in the November 2001 stock option regrant program renounce their replacement options and, in lieu of each option, agree to receive a cash payment equal to the difference between EUR 9.75 (the offer price per Share) and EUR 4.09 (the closing price per Share on Euronext Paris on the last trading day before the announcement of the Initial Tender Offers). This offer was conditioned upon the success of the Initial Tender Offers. All the employees to whom this offer was made agreed to renounce the options granted to them in July 2002. The board of directors noted in October 2002 that, based on the renunciations, Genset was committed to pay a total amount of EUR 562,000. A first payment of EUR 210,816 was made in October 2002. A second installment of EUR 202,137 was made in April 2003. A third installment of an additional EUR 202,137 is to be paid in October 2003 to the eligible employees remaining with Genset at the payment date. Based on the actual amounts paid in October 2002 and April 2003 and the estimated amount to be paid in October 2003, the total amount Genset will have paid with respect to the renunciations will be approximately EUR 615,000.

        Nasdaq ceased quoting the ADSs at the close of trading on November 1, 2002. For a brief period thereafter, the ADSs were traded in the over-the-counter market in the United States. On November 27, 2002, Genset notified ADR holders that the ADR program would be terminated effective December 27, 2002. As a result of this termination, transfers of ADSs are no longer permitted. Holders of ADSs may present their ADRs to the ADR Depositary for cancellation and withdraw the underlying Shares (at which time the holders would receive their pro rata portion of the Net Proceeds underlying their ADSs) and hold or sell the Shares or they may, for the time being, continue to hold ADSs. There is no market in the United States for Genset securities.

        Following completion of the Initial Tender Offers, Purchaser undertook a limited open market purchase program for Shares on the Nouveau Marché and exercised 25,000 warrants to purchase Shares at an aggregate exercise price of EUR 81,250. Purchaser has purchased an aggregate of 242,037 Shares pursuant to its open market purchase program, at daily weighted average prices ranging from EUR 8.13 to EUR 9.75 per share for an aggregate cost of EUR 2,341,525. During the last 60 days, the only purchases made under this program were the purchase of 1,601 shares on March 20, 2003 at a daily weighted average price of EUR 8.18 per share and 150 shares on March 21, 2003 at a daily weighted average price of EUR 8.18 per share. The average purchase price paid was EUR 9.57 during the fourth quarter of the 2002 fiscal year (from November 1, 2002, following completion of the Initial Offers) and EUR 9.50 per share during the first quarter of the 2003 fiscal year (through March 21, 2003, the day on which Purchaser ceased making these purchases).

        In March 2003, Genset initiated the Capital Increase to provide financing for an additional 18 months and to increase the shareholders' equity of Genset which was negative on December 31, 2002. All shareholders received one right per Share. The shareholders obtained the right to purchase ten Shares for every 7 rights at a price of EUR 7.10 per Share. U.S. holders were not permitted to exercise rights; however, the rights were transferable, so U.S. holders were able to realize the economic benefits of the rights. The ADR Depositary sold the rights issued with respect to the Shares underlying the ADSs, and each ADS now represents one-third of one Share plus the pro rata portion of the Net Proceeds from the sale of their rights. See "INTRODUCTION." Holders of rights had the additional ability to subscribe to Shares that were allocated to rights that had not been exercised. During the subscription period, Purchaser bought 354,923 rights on the market in France at a weighted average price of EUR 1.56 per right.

        On April 15, 2003, Genset announced the cancellation of four million warrants granted to Société Générale on March 11, 2002, each warrant giving the right to subscribe for one Share; the warrants were part of a financing mechanism that was never used. Also on April 15, 2003, Genset distributed the Shares that had been subscribed to as part of the Capital Increase, including the 11,700,591 Shares purchased by Purchaser, which had exercised all of its rights and subscribed for unsubscribed Shares. As a result of the Capital Increase, the conversion ratio of the OCEANEs has been adjusted in accordance with their terms and each OCEANE is currently convertible or exchangeable into 1.174 new or existing Shares and the conversion ratio for the warrants has been adjusted and each warrant is now exercisable for 1.17 Shares.

        As a result of the market purchases, the exercise of warrants and the Capital Increase, Purchaser currently holds approximately 96.6% of Genset's share capital and voting rights. Specifically, Purchaser currently holds 19,371,449 Shares and 520,431 OCEANEs. In accordance with Rule 13d-1 under the Exchange Act, Purchaser is deemed to beneficially own the 650,765 Shares that would be received upon conversion, exchange or exercise of the OCEANEs and warrants it holds. Serono, by virtue of its ownership and control of Purchaser, shares beneficial ownership of these shares. Thus, Serono and Purchaser currently beneficially own an aggregate of 20,022,214 shares, representing approximately 96.7% of the shares currently outstanding (after giving effect to the deemed conversion, exchange or exercise of the 520,431 OCEANEs and 34,000 warrants held by Purchaser). Under applicable French law, as disclosed during the Initial Tender Offers, we are permitted to commence a squeeze-out of the minority shareholders as a result of our ownership of more than 95% of Genset's share capital and voting rights. As described above, in France, a squeeze-out is a two-step process consisting of a minority buy-out offer or repurchase offer followed by a mandatory squeeze-out. The Offers are the first step in that two-step process.

        On April 15, 2003, Serono announced its intention to launch a repurchase offer followed by a mandatory squeeze-out and the Shares were suspended from trading on the Nouveau Marché. On April 23, 2003, J.P. Morgan & Cie S.A., acting on our behalf, filed with the CMF, a letter containing the terms of the International Offer, and Purchaser and Genset filed with the COB, a draft of the offer documentation with respect to the International Offer. Following the filing with the CMF, the CMF published the material terms of our International Offer in an official notice (avis de dépôt). On April 30, 2003, the CMF gave its clearance on the International Offer and, on May 2, 2003, published a declaration to that effect (avis de recevabilité). On May 9, the COB granted its visa with respect to the offer documentation for the International Offer. The information memorandum was then, on May 13, 2003, published in France. The International Offer and this offer were formally commenced on the date of this document. Accompanying this document is a copy of Genset's Schedule 14D-9, which sets forth the decision by Genset's board of directors to remain neutral with respect to the U.S. Offer and the reasons therefor.

Opinion of Independent Appraiser

        In order to carry out a minority buy-out followed by a squeeze-out, Purchaser must present the opinion of an independent appraiser (the appointment of which was subject to the approval of the CMF and the absence of any objection from the COB) confirming the fairness of the price offered. Ricol, Lasteyrie was appointed as the independent appraiser (with the approval of the CMF and no objection from the COB) to evaluate the terms of the Offers and render an opinion as to the fairness to the minority shareholders of Genset of the cash consideration being offered in the Offers.

        In accordance with applicable French law and regulations, in evaluating the terms of the Offers, the independent appraiser reviewed and analyzed the valuation prepared by J.P. Morgan & Cie S.A. A summary of this analysis is included, as provided by French law, in the information memorandum for the International Offer. The summary included in the information memorandum is the only valuation analysis or report prepared by J.P. Morgan & Cie S.A. that has been provided to any of Genset, Serono, Purchaser or Serono B.V. A substantially direct translation of this section from the original French is included under "Appraisal of the Offers" below. J.P. Morgan & Cie S.A. is referred to as the "presenting bank" or "bank" in the opinion of Ricol, Lasteyrie (reproduced below).

        Ricol, Lasteyrie is a well-recognized firm specializing in valuations of businesses and rendering of fairness opinions in connection with mergers and acquisitions, minority buy-out offers and squeeze-out transactions and other similar transactions in which the CMF and other judicial and regulatory bodies rely on the appraisals of independent experts. Ricol, Lasteyrie is also an audit firm. Ricol, Lasteyrie had not, prior to its engagement for this transaction, performed any work for either Purchaser, Serono, Serono B.V. or Genset. Ricol, Lasteyrie was retained based on its reputation and experience. Under the terms of its engagement, Ricol, Lasteyrie will be paid EUR 30,199 by Purchaser.

        The opinion of Ricol, Laysterie, the translation of which is quoted in full below, is available for inspection and copying by holders of Shares and ADSs, or a representative of any such holder who has been so designated in writing, at Serono's principal executive offices, located at 15bis Chemin des Mines, Case Postale 54, CH-1211 Geneva 20, Switzerland, and Purchaser's principal executive offices, located at 738, rue Yves Kermen, 92100 Boulogne, France, during regular business hours. The following is a translation from the original French of the opinion of Ricol, Lasteyrie, dated April 22, 2003, as set forth in full in the information memorandum for the International Offer (with changes only to reflect differences in defined terms used in the opinion and in this document):

        "In the context of the repurchase offer followed by a mandatory squeeze out initiated by Serono France, a subsidiary of Serono S.A., we have been asked, in our capacity as an independent appraiser approved by the Conseil des Marchés Financiers, to assess the valuation of the shares and bonds that are convertible or exchangeable into existing or new shares ("OCEANEs") of Genset.

        The price proposed to be given to the minority shareholders of Genset was set at EUR 8.19 per share and EUR 107.05 per OCEANE, by the senior managers of Serono France. We are requested to give our opinion on the fairness of each of the prices so proposed.

        For such purpose, we performed our diligence pursuant to the standards of the Compagnie Nationale des Commissaires aux Comptes applicable to such assignment. Such standards require us, in particular, to:

        —analyze the context of the proposed repurchase offer;

        —read the valuation established by J.P. Morgan & Cie S.A., the presenting bank of the offer;

        —check that the selected valuation methods are relevant and that they have been duly implemented;

        —assess the fairness of the prices per share and per OCEANE proposed by reference to all of the securities presented.

        In carrying out our assignment, we have used the documents and information communicated to us by the bank presenting the offer, without being responsible for validating them.

        Our opinion is issued under the following subject headings:

1.
PRESENTATION OF THE TRANSACTION

2.
ANALYSIS OF THE VALUATION FOR THE GENSET SHARES

3.
ANALYSIS OF THE VALUATION FOR THE GENSET OCEANEs

4.
CONCLUSION

1.     PRESENTATION OF THE TRANSACTION

1.1   Presentation of Genset

        Genset is a French société anonyme with a capital of EUR 60,160,692, divided into 20,053,564 shares fully paid-up, nominal value of EUR 3 each. It is registered with the Registry of Commerce and Companies of Paris under number 351 723 440. On March 4, 2003, its registered office was transferred to Evry (91030).

        The company's history may be divided into several main periods described

1.1.1    1989–2000 period

        Created in 1989, Genset initially focused on the production of oligonucleotides (synthetic DNA), in which it became a world leader.

        Then and in parallel, it focused on genomics by favoring as a strategy:

  —
  the discovery, patenting and licensing of the genes involved in major pathologies;

  —
  the identification of the genes causing reaction variations in the processing of the main medicines (pharmacogenomics analysis).

        The implementation of such strategy, particularly expensive in research and development costs, led Genset to:

  —
  on the one hand, and from 1993 on, raise significant private funds;

  —
  on the other hand, seek strategic partnerships with the main pharmaceutical laboratories.

        In this context, Genset conducted, from 1996 to 1999, an active policy of equity capital raising.

        As of January 1, 1996, Genset, whose share capital then consisted of 4,098,900 ordinary shares, nominal value of FF. 17 each, had an amount of equity capital (excluding minority interest) of EUR 12,149,000 (FF. 79,690,000).

        In May 1996, Genset issued 419,500 ordinary shares for a unit price of FF. 166.86, in favor of Synthélabo (299,600 shares) and Johnson & Johnson (119,900 shares), respectively, thus raising a total of FF. 69,998,000.

        In June 1996, Genset was listed, simultaneously on the Nouveau Marché of the Bourse de Paris and on the Nasdaq in the United States, by issuance of 2,070,000 ordinary shares for a unit price of FF. 249, thus raising FF. 515,472,000.

        In July 1997, Genset issued 177,502 ordinary shares for a unit price of FF. 336.39, in favor of Abbott Laboratories, in a fund-raising transaction of FF. 9,710,000.

        In addition, from 1996 to 1999, Genset also issued a total of 713,619 ordinary shares, thus raising FF. 66,702,000, in the context of the exercise of stocks options, subscription warrants and Company Savings Plan, i.e.:

  —
  1996: 181,585 shares and FF. 8,459,000;

  —
  1997: 241,600 shares and FF. 22,083,000;

  —
  1998: 230,619 shares and FF. 29,555,000;

  —
  1999: 59,900 shares and FF. 6,605,000.

        Thus, from 1996 to 1999, Genset created 3,380,706 new ordinary shares for a total amount of contribution in equity capital of EUR 108,526,000 (FF. 711,882,000).

	Number of shares	(FF.)	(EUR)
		(in thousands)
1996	2,671,085	593,929	90,544
1997	419,102	81,793	12,469
1998	230,619	29,555	4,506
1999	59,900	6,605	1,007

	3,380,706	711,882	108,526

        Over the same period, the annual net income (excluding minority interest) of Genset was as follows:

	(FF.)	(EUR)
	(in thousands)
1996	(37,977)	(5,790)
1997	(51,855)	(7,905)
1998	(53,226)	(8,114)
1999	(146,016)	(22,260)
Impact of change of method(1)	(124,553)	(18,988)

	(413,627)	(63,057)

(1) Accounting for research and development costs as expenses.

        Genset converted its share capital into euros during the 1999 fiscal year by increasing its capital through withdrawal from the "issuance premium" account, the nominal value of the Genset shares being increased from FF. 17 to EUR 3.

        As of January 1, 2000, Genset's share capital consisted of 7,479,606 ordinary shares, nominal value of EUR 3 each, the company having an amount of equity capital of EUR 57,026,000 (FF. 374,067,000).

Variation of the consolidated net position (excluding minority interest)
January 1, 1996 to January 1, 2000

	(FF.)	(EUR)
	(in thousands)
As of January 1, 1996	79,690	12,149
Subscriptions of shares	711,882	108,526
Accumulated net income	(289,074)	(44,069)
Impact of change of accounting method	(124,553)	(18,988)
Variation of currency translation differentials	(3,878)	(592)

As of January 1, 2000	374,067	57,026

        As of January l, 2000, the long-term debt of the Genset group was EUR 4,927,000 (FF. 32,319,000) and the available funds and short-term investments were EUR 21,148,000 (FF. 138,722,000).

1.1.2    2000–2001 period

        In August 2000, Genset changed its management team and defined a new strategy.

        According to the company, whereas the previous strategy consisted of discovering targets at the pharmaceutical groups' request, Genset then intended to focus on the discovery and development of products on its own behalf.

        Genset was willing to focus its research programs on the pathologies of the central nervous system and metabolism disorders. Therefore, the company decided to aim at developing new partnerships around its discoveries, such as Famoxin for obesity.

        In this context, the company announced the implementation of a staff reduction plan and the contemplation of the sale of its Oligonucleotide division.

        On the financial level, Genset issued, in June 2000, a bond indebtedness taking the form of 591,366 OCEANEs issued at par value EUR 94, and corresponding to a nominal amount of EUR 55,588,000 (FF. 364,633,000).

        During the same fiscal year, Genset also issued 625,244 new ordinary shares, corresponding to a total amount of raised equity capital of EUR 28,248,000 (FF. 185,295,000), thereby increasing to EUR 136,774,000 (FF. 897,179,000) the funds raised through subscription of shares since January 1, 1996.

        The fiscal years 2000 and 2001 of Genset ended with a net loss (excluding minority interest) of EUR 34,858,000 (FF. 228,653,000) and EUR 47,518,000 (FF. 311,698,000), respectively.

        Therefore, as of January 1, 2002, Genset's share capital consisted of 8,104,850 ordinary shares, nominal value of EUR 3 each, the company having an amount of equity capital of EUR 3,828,000 (FF. 25,111,000).

Variation of the consolidated net position (excluding minority interest)
January 1, 2000 to January 1, 2002

	(FF.)	(EUR)
	(in thousands)
As of January 1, 2000	374,067	57,026
Subscription of shares	185,373	28,260
Accumulated net income	(540,351)	(82,376)
Variation of currency translation differentials	6,022	918

As of January 1, 2002	25,111	3,828

        As of January 1, 2002, the long-term debt of the Genset group was EUR 54,622,000 (FF. 358,297,000) and the available funds and short-term investments were EUR 21,660,000 (FF. 142,080,000).

1.1.3    2002–2003 period

        On February 20, 2002, Genset's shareholders approved the establishment of a financing line under the form of an equity line entered into with Société Générale in November 2001.

        Pursuant to this agreement, of a two-year term, Société Générale undertook to regularly subscribe to issuances of new shares, the quantity and price of which would be determined according to the market conditions for the security at the time of each request; the amount of funds raised being limited to EUR 20,000,000, a cap that could be increased to EUR 30,000,000.

        On April 9, 2002, Genset sold its Oligonucleotide division to the Degussa group for approximately EUR 25,000,000.

        Then, in the document de référence filed by Genset with the COB on June 26, 2002, the company stated that:

  —
  its existing resources might not be sufficient to finance its activities as planned until June 2003;

  —
  it expected to face additional difficulties relating to the uncertainties that its existing or potential contracting parties, investors and employees, might have about its capacity to continue its activities;

  —
  it had only one candidate product, Famoxin, whose pre-clinical and clinical development is subject to many risks;

  —
  it was encountering difficulties, in particular in the production of Famoxin, which slowed down its development plan;

  —
  as of December 31, 2001 and as of June 14, 2002, no shareholder was holding more than 5% of the company's share capital.

        It is in this context that Serono France, a subsidiary of Serono S.A., announced, on June 26, 2002, the filing of a friendly tender offer relating to the shares, OCEANEs and stock warrants of Genset under the following terms:

  —
  EUR 9.75 per Genset share;

  —
  EUR 102.64 per Genset OCEANE;

  —
  EUR 1.00 per Genset stock warrant for the years 1998, 1999, 2000 and 2001;

  —
  EUR 6.50 per Genset stock warrants for the year 2002.

        In the context of this tender offer, which occurred from July 16 to September 12, 2002 inclusive, and then from September 24 to October 31, 2002 inclusive, Serono France, which did not hold any Genset securities before the offer, acquired:

  —
  7,557,702 Genset shares, i.e. 91.80% of the share capital and voting rights;

  —
  515,931 OCEANEs, i.e. 98.80% of the outstanding OCEANEs;

  —
  all of the 59,000 stock warrants.

        Genset's share capital was then increased from 8,104,850 shares to 8,257,350 shares due to the creation of 127,500 new shares by exercise of stock options and 25,000 new shares by exercise of warrants.

        Finally, Genset increased, from March 13 to 26, 2003, its capital through issuance for cash of 11,796,214 new shares, nominal value of EUR 3 at a unit price of EUR 7.10.

        Following this last transaction, Genset's share capital consists of 20,053,564 shares, nominal value of EUR 3 each. Genset's shareholding is divided between Serono France (96.60%) and the public (3.40%).

1.2   Context and terms of the repurchase offer on the securities of Genset

        Serono France, which holds more than 95% of the voting rights of Genset since the capital increase, filed a proposed repurchase offer to be followed by a mandatory squeeze out, in accordance with the right it reserved during the tender offer and the capital increase of Genset.

        This repurchase offer therefore follows the acquisition by Serono of control of Genset in 2002. It relates to the shares and OCEANEs not held by Serono France, i.e. a maximum of 926,441 shares (682,115 shares not yet held by Serono France and 244,326 shares that might result from the exercise of options and the conversion of OCEANEs not held by Serono France) and 1,792 OCEANEs.

        For the shares, the proposed price is equal to the price in the tender offer in which Serono acquired control adjusted for the capital increase, i.e. EUR 8.19 per Genset share. It has been calculated by taking into account the terms and conditions of subscription to the capital increase for the shareholders of Genset (10 new shares in exchange of 7 former shares), corresponding to a price per share of EUR 8.19 (10 shares at EUR 7.10 + 7 shares at EUR 9.75).

        For the OCEANEs, the offered price of EUR 107.05 is equal to the price of early reimbursement of the bonds as of June 10, 2003, the estimated date for the mandatory squeeze out. The price offered for the OCEANEs at the time of the tender offer had been similarly set to EUR 102.64, the price of early reimbursement as of June 26, 2002, the date of filing of the tender offer.

2.     ANALYSIS OF THE VALUATION FOR THE GENSET SHARES

        In its valuation, the appraising bank, J.P. Morgan & Cie S.A. used a multi-criteria approach and analyzed the following methods to value the Genset shares:

        Valuation methods rejected

  —
  discounted free cash flow analysis;

  —
  dividend yield analysis.

        Methods of valuation used

  —
  analysis of the trading price;

  —
  analysis of trading multiples;

  —
  net consolidated asset value (excluding minority interest);

  —
  analysis of multiples for recent comparable transactions.

2.1   Valuation methods rejected by the appraiser

2.1.1    Discounted free cash flow analysis

        Genset has a pipeline formed of products in research or pre-clinical phases. Famoxin, its most advanced molecule, is not in clinical phase yet, and no receptor has been identified. It therefore seems very difficult to associate relevant cash flows to the pipeline of targets and candidate medicines of Genset.

        Therefore, the intrinsic value of Genset may not be determined through its cash flow.

2.1.2    Dividend yield analysis

        Besides, and rightly, the appraising bank considered that the dividend yield analysis could not be used as Genset has not distributed dividends since its creation. Genset's 2001 annual report indicates that "the company has suffered losses since its creation and expects new losses during the next fiscal years."

2.2   Valuation methods used by the appraiser

2.2.1    Analysis of the trading price

        Genset was listed on the Nouveau Marché of the Bourse de Paris on June 6, 1996.

        The appraiser has calculated trading price averages over different periods and has analyzed the liquidity of the security before and after the tender offer by Serono France.

        Prior to the tender offer, the Genset share had a significant liquidity; the market price was a relevant measure of the share's value.

        Since the end of the tender offer, the Genset share has a restricted liquidity (approximately 2% of the capital exchanged between November 5, 2002 and April 15, 2003) and nearly half of the securities placed on the market have been acquired by Serono France.

        The proposed price of EUR 8.19 per share entails a significant premium with regard to the market prices calculated before the tender offer. The weakness of the float after the tender offer implies that the current market price is hardly relevant.

2.2.2    Analysis of trading multiples

        To assess the value of the Genset securities, the advising bank has:

  —
  prepared a sample of listed companies specialized in genomics and having a portfolio of medicines at a relatively early stage. The sample is formed of the following companies: Celera Genomics (United States), Genaissance (United States), Genome Therapeutics (United States) and Maxygen (United States);

  —
  calculated the implied multiples of turnover and expenses in Research & Development of the sample companies for the fiscal years 2001 and 2002;

  —
  compared such multiples with Genset's multiples determined from pro-forma data and Genset's global value used for the repurchase offer followed by a mandatory squeeze out.

        It appears from this method that the offered price allows for a significant premium compared with the trading multiples so calculated. The appraiser also notices a premium when using a sample of European biotechnology companies.

        The analysis of trading multiples finds its limit in the fact that Genset has a pipeline formed of products in pre-clinical phase whose number, maturity and chances of success may not necessarily be comparable to those of the pipeline of the companies sampled by the appraiser.

        Globally, such analog approach contributes to supporting the offered value of EUR 8.19. However, the values obtained by the analysis of trading multiples must be carefully considered since the companies used as reference may not directly be compared with Genset.

2.2.3    Net consolidated asset value (excluding minority interest)

        The appraiser has used the reference to the net consolidated asset value (excluding minority interest) as of December 31, 2002, i.e. EUR (38.5 million), increased with the capital issuance proceeds amounting to EUR 82.6 million, i.e. EUR 44.1 million.

        Such value, amounting to EUR 2.20 per share, constitutes, in our opinion, a price floor and shows a premium of 272%.

2.2.4    Analysis of multiples for recent comparable transactions

        The appraising bank also presents an analysis based on the multiples observed for significant transactions on the share capital of listed biotechnology companies during the years 2000 though 2003.

        The retained multiples are the following:

  —
  premiums paid with regard to market capitalization (1 day, 1 week, 1 month and 3 months) on the date of announcement of the transaction;

  —
  multiples of turnover.

        They are calculated by reference to the price of the transaction.

        As to the premiums paid, the analysis shows that upon taking over Genset, Sereno paid to its shareholders a premium in excess to that paid in the sampled transactions.

        This method, which compares a transaction price and a trading price, may only be used at the time of the announcement of a takeover. In the present case, the repurchase offer being subsequent to a tender offer, no specific premium is paid because the market price is in line with the price offered in the repurchase offer.

        As to the turnover multiple, the prices of EUR 9.75 proposed during the tender offer and of EUR 8.19 proposed by the repurchase offer allow for a premium very much in excess to the median premium observed in the sample.

        This method, as previously said of the trading multiples, has its limits since Genset has products in a pre-clinical phase. However, this method supports the price of EUR 8.19 proposed by the repurchase offer followed by a mandatory squeeze-out.

3.     ANALYSIS OF THE VALUATION FOR THE GENSET OCEANEs

        In its valuation, the appraising bank, J.P. Morgan & Cie S.A., has used a multi-criteria approach and analyzed the following methods to value the OCEANEs:

  —
  theoretical value;

  —
  share conversion value;

  —
  trading price;

  —
  early reimbursement price.

        Given the significant gap existing between the nominal value of the OCEANEs (EUR 94) and the value of the Genset share (EUR 8.19), the analysis of the theoretical value and of the conversion value may not be appropriately retained to appraise the price offered per OCEANE.

        The trading price is not relevant either.

        Prior to the tender offer, the OCEANEs had a very low liquidity on the market (annual exchange lower than 3% of the capital excluding the transactions of July 2002).

        Since the end of the tender offer, only one significant trade has been made (4,500 OCEANEs for the unit price of EUR 105.4). Serono France acquired such securities.

        In view of the tender offer, which concerned 98.80% of the outstanding OCEANEs and the closeness of the final reimbursement date (January 1, 2004), the early reimbursement price analysis seems the only relevant one to assess the offered price of EUR 107.05 per OCEANE.

        In this case, the date of reimbursement has been set by the appraiser at the estimated date for the mandatory squeeze-out, i.e. June 10, 2003.

4.     CONCLUSION

        In euros per security, the valuations used are as follows:

	Appraising bank		Reminder of tender offer premium
Valuation analysis for Genset shares
	Value (EUR)	Premium (%)	(%)
Market price as of June 18, 2002	3.39	141.6	138.4
Market price as of April 15, 2003	7.75	5.7
Net asset value	2.20	272.3
Trading multiples		greater than 100%
Comparable transaction multiples		greater than 100%
	Appraising bank		Reminder of tender offer premium
Valuation analysis for Genset OCEANEs
	Value (EUR)	Premium (%)	(%)
Market price as of May 23, 2002	20.99	410.0	389.0
Market price as of February 11, 2003	105.40	1.6
Share conversion value	9.62	1,012.8
Reimbursement value	107.05	0.0	0.0

        The repurchase offer follows the acquisition of control of Genset by Serono (91.80% of Genset's capital was acquired by Serono during the tender offer of July to October 2002). Absent any new element likely to increase the value of Genset, the price per share of EUR 9.75 (EUR 8.19 after taking into account the terms and conditions of the capital increase) used in this recent and significant transaction constitutes in our opinion a major reference.

        The offered price of EUR 8.19 per share represents a premium of 141.6% compared to the market price of EUR 3.39 on June 18, 2002, the date of the announcement of the tender offer, and a premium of 5.7% compared to the market price as of April 15, 2003.

        The proposed price per share represents a premium greater than 100% compared to the average market price assessed from the pro forma data for 2002 and the value computed by reference to transactions carried out on the share capital of comparable companies.

        Regarding the OCEANEs, the offered price of EUR 107.05 corresponds to the price of reimbursement of the bond on the date planned for the mandatory squeeze out by the appraiser, i.e.

June 10, 2003. Such analysis was also used during the take-over bid that enabled Serono France to acquire 98.80% of the outstanding OCEANE.

        Based on our work, we assess as fair for the minority shareholders of Genset the price of EUR 8.19 per share and EUR 107.05 per OCEANE that Serono France contemplates offering in the context of the repurchase offer followed by a mandatory squeeze-out."

Appraisal of the Offers

        Under French law and regulations applicable to the International Offer, the French information memorandum must include an appraisal of the offer by a presenting bank using a multi-criteria analysis. J.P. Morgan & Cie S.A., as presenting bank for the International Offer, prepared this analysis. This appraisal has been reviewed by Ricol, Lasteyrie, the independent appraiser, and referred to by it in its opinion and has been disclosed to those shareholders eligible to participate in the International Offer, in the French information memorandum. In order to provide you with the same information, a substantially complete and direct translation of the analysis is included in this document (with changes to reflect differences in defined terms used in the valuation and in this document). The analysis was performed solely in connection with the preparation of the information memorandum for the International Offer and not prepared with a view towards disclosure in a U.S.-style document. The analysis was not relied on in any way by Serono in establishing the price offered in this offer.

        The following is a translation in full from the original French of the disclosure regarding the appraisal of the Offers set forth in the information memorandum for the International Offer. As noted above, the analysis included in the information memorandum for the International Offer is the only valuation analysis or report prepared by J.P. Morgan & Cie S.A. that has been provided to any of Genset, Serono, Purchaser or Serono B.V. Ricol, Laysterie and the CMF were provided with this analysis, in the original French, as part of a draft of the information memorandum. They did not review or rely on the translation included in this document.

Appraisal Factors for the Offers

        The terms of the Offers are the same as those of the Initial Tender Offers, the price per share being adjusted to take into account the Capital Increase. The Offers will allow all shareholders to enjoy equivalent conditions to those they would have received if they had sold their securities during the Initial Tender Offers, irrespective of whether they decided to subscribe to the Capital Increase or to sell their preferential subscription rights on the market.

        As set forth in the following table, the price of the repurchase offer and the compensation offered for the squeeze-out, i.e. EUR 8.19 per share, correspond to an equivalent price of the Genset share, pro-forma of the Capital Increase, based on the price of the Genset share before this operation, i.e. EUR 9.75, which was the price paid in the Initial Tender Offers.

Price of the Initial Tender Offers	EUR 9.75
Shares created during the Capital Increase(1)	10 new for 7 old
Subscription price of the Capital Increase	EUR 7.10
Price of the Initial Tender Offers, pro-forma of the Capital Increase	= (9.75 × 7 + 7.10 × 10)/(7+10) = EUR 8.19

(1) The Capital Increase was 100% subscribed.

        As a consequence, the terms of the Offers, i.e. EUR 8.19, are economically the same (considering rounded figures) as those of the Initial Tender Offers for a shareholder who would have exercised his preferential subscription rights during the Capital Increase (see table below).

Case of a shareholder owning 7 Shares and who subscribed to the Capital Increase:
Subscription of new Shares during the Capital Increase (10 Shares)	10 × EUR 7.10 = EUR 71.00
Amount received in the context of the Offers for the 17 Shares (7 old and 10 new)	17 × EUR 8.19 = EUR 139.23
Net amount received	139.23-71.00 = EUR 68.23

Equal to (considering rounded figures):
Value of 7 Shares in the context of the Initial Tender Offers	7 × EUR 9.75 = EUR 68.25

        As mentioned in the table below, 357,990 preferential subscription rights were traded during the subscription period (March 13 to March 26, 2003), i.e. 61% of the rights not held by Serono France before the subscription period. The weighted average price of the preferential subscription rights during the subscription period was EUR 1.56, i.e. the difference between the price offered for Shares in the context of the Initial Tender Offers (EUR 9.75) and the price offered in the context of the Offers (EUR 8.19).

Price at which the preferential subscription rights traded during the subscription period (March 13–March 26, 2003)

Date	Weighted average price		Number of preferential subscription rights traded
13/03/03	1.45		314
14/03/03	1.56		78,621
17/03/03	1.45		954
18/03/03	No trading		No trading
19/03/03	1.56		37,022
20/03/03	1.56		8,595
21/03/03	1.56		45,750
24/03/03	1.56		32,985
25/03/03	1.56		104,621
26/03/03	1.56		49,128
Total over the period	1.56	(1)	357,990

Source: Euronext
(1) Weighted average price over the period.

        As a consequence, the terms of the Offers, i.e. EUR 8.19, are also economically the same as those of the Initial Tender Offers for a shareholder who would have preferred to sell his preferential subscription rights instead of subscribing to the Capital Increase (cf. table below).

Case of a shareholder owning 7 Shares, who did not subscribe to the Capital Increase and sold his rights at a price of EUR 1.56:
Selling price of the 7 preferential subscription rights(1)	7 × EUR 1.56 = EUR 10.92
Amount received in the context of the Offers for the 7 Shares	7 × EUR 8.19 = EUR 57.33
Total amount received	10.92 + 57.33 = EUR 68.25

Equal to:
Value of 7 Shares in the context of the Initial Tender Offers	7 × EUR 9.75 = EUR 68.25

(1)	At the weighted average price of the preferential subscription rights during the subscription period, i.e. EUR 1.56.

        The International Offer price for the OCEANEs is equal to the early redemption price of the OCEANEs as of June 10, 2003 corresponding to the estimated date of the squeeze-out. The price offered for the OCEANEs during the Initial Tender Offers had in the same way been set at EUR 102.64, i.e. the early redemption price as of June 26, 2002, the date of the filing of the Initial Tender Offers.

        The appraisal factors for the price of the Offers have been established by J.P. Morgan & Cie S.A. on behalf of and with the consent of Serono and of its subsidiary Serono France.

        The presentation of the appraisal factors below is based on the 2002 definitive results of Genset, elements of the 2002 pro-forma results (sales, R&D expenditures) of Genset taking into account the sale of the Oligonucleotide division, and the net cash position as of March 31, 2003, and takes into account the Capital Increase.

A.    Appraisal factors for the offer price for the Shares

Determination of the number of Shares composing Genset share capital on a diluted basis

        The appraisal of the offer prices (Shares and OCEANEs) for Genset is set forth on the basis of the number of Shares outstanding after the Capital Increase, i.e. 20,053,564 Shares. There are neither stock options nor warrants with a strike price at or below the offer price for Genset Shares ("in the money").

Number of Shares
Number of Shares outstanding after the Capital Increase	20,053,564
Stock options "in the money"	0
Warrants "in the money"	0

Diluted number of Shares	20,053,564

Net cash

        Genset's net cash position, excluding the OCEANEs, as of March 31, 2003 is EUR 1.1 million. Adjusted with the estimated net proceeds of EUR 82.6 million of the Capital Increase, Genset's net cash position as of March 31, 2003, excluding the OCEANEs, is estimated at EUR 83.7 million.

Firm value of Genset

        Based on the offer price for the Shares and the OCEANEs and the net cash position as described above, the implicit firm value of Genset in the context of this transaction is EUR 136.4 million.

Value
(EUR million)
Equity value on a diluted basis	164.3
+OCEANEs at offer price	55.9
-net cash excluding OCEANEs	(83.7)

Implied firm value	136.4

1.     Valuation methods

        In the context of the valuation of the Shares, the following valuation methods have been studied:

  —
  analysis of the Genset share trading price;

  —
  analysis of comparable listed companies;

  —
  analysis of the consolidated net asset value (excluding minority interest) of Genset;

  —
  analysis of comparable transactions;

  —
  discounted free cash flow methodology;

  —
  dividend yield methodology.

2.     Criteria and methods not retained

Discounted free cash flow methodology

        The discounted free cash flow methodology is not relevant to appraise Genset's value given the early stage nature of Genset's programs under development (none of Genset's programs, including the one concerning its lead product, Famoxin, has entered the clinical phase of toxicology and pharmacology) and the difficulty in determining meaningful forecasts.

        In 2000, Genset announced a change in its business model, shifting from a pure service provider (providing genomic information and research) to a hybrid strategy (pursuing own drug R&D projects). On April 9, 2002, Genset sold its Oligonucleotide business to Proligo, a subsidiary of the Degussa group (Germany), thus divesting its main source of revenues. This sale completed the transition of Genset towards an activity of pure research in biotechnology. As mentioned above, none of its research programs has entered the clinical phase and Genset does not forecast any commercialization of products in the medium term.

        Biotechnology research companies like Genset invest in the development of technologies and products, without prospects of revenues in the short term. The value of such companies lies therefore in the know-how of their scientists and in their ability to carry the initiated researches to a successful conclusion.

        The most advanced product in Genset's portfolio is Famoxin, which targets diseases linked to obesity and type II diabetes. This product has not yet entered the clinical phase. At this stage, the date of entry into clinical tests cannot be determined. The main difficulties faced are those linked to the production and the stabilization of the product. Besides, no receptor has been identified yet. The probabilities of success of a product at this stage of development are very low given the numerous steps it still has to go through before commercialization. It then appears that cash flow forecasts linked to Famoxin remain very hypothetical.

        The other programs of Genset are at an even less advanced stage making any estimation of the cash flows even less applicable.

        The discounted free cash flow methodology could therefore not be retained, as was the case during the Initial Tender Offers.

Genset share dividend yield methodology

        The dividend yield methodology aims at valuing the Genset Shares on the basis of the discounted value of anticipated future dividend payments by the company.

        Until now, Genset has never paid its shareholders a dividend and as mentioned in the prospectus of the Initial Tender Offers, "Serono does not anticipate that this situation will change in the foreseeable future" given the activity of Genset, as described above.

        For this reason, the dividend yield methodology is not relevant.

3.     Criteria and methods retained

        The offer price for the Shares is EUR 8.19 per share and can be assessed in light of the following.

Analysis of the Genset share trading price

        Genset's Shares are listed on the Nouveau Marché of Euronext Paris S.A. They were also listed on the Nasdaq National Market in the form of ADSs until November 1, 2002.

        The table below summarizes the implied premium based on the difference between the last trading prices of Genset before the filing of the International Offer and the offer price.

	Price on Nouveau Marché	Premium implied by the offer
	(EUR per share)	(%)
Closing price on April 14, 2003	7.75	5.7
1-month average	8.30	(1.3)
2-month average	8.09	1.2
3-month average	7.99	2.5
6-month average	7.99	2.5
9-month average	7.96	2.9
12-month average	6.11	34.0
12-month high (March 17, 2003)	9.50	(13.8)
12-month low (June 13, 2002)	2.03	303.4

Note: Average weighted by volume.

Source: Fininfo as of April 14, 2003.

        Since the end of the Initial Tender Offers1 , the liquidity of Genset Shares has been very low. The low level of the free float and thus of the volumes traded make these Share prices less relevant.

1  The Initial Tender Offers took place from July 16 until September 12, 2002 and from September 23 until October 31, 2002 (reopening).

	Number of Shares traded(1)	% of Outstanding Shares(2)	% of Free Float(3)
January 2002	1,094,690	13.5	13.5
February 2002	1,107,085	13.7	13.7
March 2002	636,569	7.9	7.9
April 2002	948,452	11.7	11.7
May 2002	1,279,760	15.8	15.8
June 2002	1,099,834	13.6	13.6
July 2002	2,778,669	34.3	34.3
August 2002	1,163,432	14.4	14.4
September 2002	422,508	5.2	37.0
October 2002	179,012	2.2	19.5
November 2002	44,566	0.5	7.3
December 2002	25,712	0.3	4.1
January 2003	25,701	0.3	4.3
February 2003	23,889	0.3	4.0
March 2003	20,284	0.2	3.5
April 2003 (from April 1 to 14)	4,045	0.0	0.7

Source: Fininfo as of April 14, 2003.

(1)
Volumes actually traded (not adjusted following the Capital Increase)
(2)
As a percentage of the number of outstanding Shares at the end of the month.
(3)
As a percentage of the number of Shares not held by Serono France at the end of the month.

        The analysis of the Genset share trading price before the Initial Tender Offers is given here as a reference. The table above shows that before the Initial Tender Offers the liquidity of the Genset share was important. The historical premiums presented below are calculated on the basis of Genset share price before June 18, the day of suspension of trading.

	Price on Nouveau Marché	Implied Premium by the offer
	(EUR per share)	(%)
Closing price on June 18, 2002(1)	3.39	141.6
1-month average	2.75	197.8
2-month average	3.18	157.5
3-month average	3.62	126.2
6-month average	4.70	74.3
9-month average	4.90	67.1
12-month average	4.49	82.4
12-month high (June 22, 2001)	9.54	(14.2)
12-month low (September 14, 2001)	1.70	381.8

Note: Average weighted by volume.

Following the Capital Increase, the historical share prices before the subscripttion period were adjusted. The premiums mentioned are therefore different from those mentioned in the prospectus of the Initial Tender Offers.

Source: Fininfo

(1)
Last share price before the suspension of Genset Shares.

Analysis of comparable listed companies

        This methodology aims at applying multiples of comparable listed companies to Genset's financial aggregates. This analysis is to be considered with all due precautions in the context of early stage biotechnology companies, where historical financial aggregates do not necessarily reflect adequately the value of the company, or its science and technology, and where projections are highly uncertain.

Overview of Genset's historical and projected financials

        The financial data used to calculate the implied multiples from the offer price for Genset's Shares are shown in the table below. Standalone, Genset anticipates that it will continue to incur losses in the short and medium term; the amount and duration of such losses will largely depend on the level of its continued investment in research and development activities and the timing of its future licensing deals based on the results of these activities. Consequently, due to the absence of profits and positive margins, the financials considered as most relevant are revenues and research and development expenditures.

        Furthermore, the market capitalization over net cash ratio has also been taken into account to reflect the value associated with the net cash position.

        Given the recent sale of the Oligonucleotide business (April 2002), actual financials for the considered fiscal years (1999, 2000, 2001, 2002) are not meaningful. Pro forma historical data excluding the divested division used to estimate the business of Genset is also of limited value, due to the Company's shift in business model in 2000 from a pure service company, providing genomic information and research, to a hybrid strategy, pursuing own drug research and development projects. 2001 represents a year of transition. No projection is available for 2003.

	Revenues	R&D expenditures
	(in EUR million)
Actual
1999 actual	27.7	41.7
2000 actual	29.8	41.8
2001 actual	19.6	35.8
2002 actual	5.0	34.2
Pro forma
2001 pro forma	1.6	34.7
2002 pro forma	0.0	33.8
Net cash (as of March 31, 2003)(1)		28.5

Source: Document de Référence 2001 (French GAAP), Genset.

(1)
Net cash as of March 31, 2003, considering the OCEANEs at their book value, pro forma of the Net Proceeds of the Capital Increase.

Implied multiples based on the offer price for the Shares

        Based on the firm value of EUR 136.4 million as described above, the implied trading multiples of sales and R&D expenditures are summarized in the table below. This table also includes the market capitalization over net cash ratio.

	Firm value over revenues	Firm value over R&D
2001 actual	6.97x	3.8x
2002 actual	27.04x	4.0x
2001 pro-forma	87.56x	3.9x
2002 pro-forma	n.m.	4.0x
Market capitalization/net cash		5.8x	(1)

Source: Document de Référence 2001 (French GAAP), Genset.

(1)
Net cash as of March 31, 2003, considering the OCEANEs at their book value, pro forma of the Net Proceeds of the Capital Increase.

Analysis of comparable listed companies

        Given the change of business model, the best comparables for Genset are those genomic companies that have turned into drug development companies ("hybrid companies"), with an early or relatively early stage pipeline.

        The companies considered comparable are: Celera Genomics, Genaissance, Genome Therapeutics and Maxygen. The following two tables summarize their market capitalization, firm value and activity.

Company	Country	Market capitalization(1)	Firm value	Net cash
	(in EUR million)
Celera Genomics	U.S.	584.6	(177.7)	762.3
Genaissance	U.S.	27.6	11.0	16.5
Genome Therapeutics	U.S.	33.1	0.4	32.6
Maxygen	U.S.	238.6	56.6	200.5
Genset (at offer price)	France	164.3	136.4	28.5

Source: Datastream, Bloomberg.

(1)
Based on one-month average share price as of April 14, 2003.

Company	Activities
Celera Genomics	Integrating advanced technologies to create therapeutic discovery and development capabilities for internal use and for its customer and collaborations. Recently expanded its focus to include therapeutic discovery and development. Genaissance
A leader in establishing the new field of personalized medicine through the application of population genomics and informatics. Transition from a platform-only company to a product company.
Genome Therapeutics	A leader in the commercialization of genomic-based drug discovery. Pursuing the discovery of products based on its genomic discoveries both through internal research programs and strategic alliances.
Maxygen
Proprietary platform of integrated technologies bringing together advances in molecular biology and protein modification to create biotechnology products. Evolving focus on the development of therapeutic products, particularly protein pharmaceuticals and vaccines.

Source: Information made publicly available by the companies.

        The analysis below shows that the Offers are at a significant premium to the multiples (firm value / revenues, firm value / R&D expenditures and market capitalization / net cash) of the sample companies. However, as highlighted previously, this valuation methodology is of limited applicability in the context of early stage biotechnology companies.

					Genset Actual			Genset Pro Forma
Trading multiples	Minimum		Maximum	Median	Implied price(1)	Premium	Multiple(2)	Implied price(1)	Premium	Multiple(2)
					(EUR)	(%)			(EUR)	(%)
Firm value/2001 revenues	(1.87x	)	2.19x	0.97x	2.37	245	6.97x	1.50	447	87.56x
Firm value/2002 revenues	(1.91x	)	1.44x	0.71x	1.60	412	27.04x	1.42	476	n.m.
Firm value/2001 R&D expenditures	(1.3x	)	1.1x	0.1x	1.66	393	3.8x	1.65	395	3.9x
Firm value/2002 R&D expenditures	(1.5x	)	1.0x	0.3x	1.85	342	4.0x	1.85	343	4.0x
Market capitalization/net cash	0.8x		1.7x	1.1x	1.57	423	5.8x(3)	1.57	423	5.8x(3)

Source: Datastream, Bloomberg, information made publicly available by the companies, brokers reports.

(1)
Based on median of multiples.
(2)
Multiples implied by the offer price.
(3)
Net cash as of March 31, 2003, considering the OCEANEs at their book value, pro forma of the net proceeds of the Capital Increase.

Analysis of listed European biotechnology companies

        Within the European biotechnology universe, it appears that there is no company closely comparable to Genset. However, as a complement to the analysis performed above, an analysis of selected European biotechnology companies has been performed for indicative purposes, the results of which uphold the above conclusion.

        The sample companies are: Cambridge Antibody Technology, Transgene and Vernalis. The following two tables summarize their market capitalization, firm value and activity.

Company	Country	Market capitalization(1)	Firm value	Net cash
	(EUR million)
Cambridge Antibody Technology	U.K.	196.0	6.6	189.4
Transgene	France	40.3	(16.8)	57.1
Vernalis	U.K.	31.8	29.3	2.5
Genset (at offer price)	France	164.3	136.4	28.5

Source: Datastream, Bloomberg

(1)
Based on one-month average share price as of April 14, 2003.

Company	Activities
Cambridge Antibody Technology	Exploiting the characteristics of antibodies both to discover and validate new disease targets and to develop human monoclonal antibodies as new treatments for disease.
Transgene	Discovery and development of gene therapy products and delivery technologies for the treatment of cancer.
Vernalis	Research, development and commercialization of innovative new therapies for the treatment of central nervous system and metabolic disorders.

Source: Information made publicly available by the companies.

        The analysis below shows that the Offers are at a significant premium to the multiples (firm value/revenues, firm value/R&D expenditures and market capitalization/net cash) of the sample companies.

					Genset Actual			Genset Pro Forma
Trading multiples	Minimum		Maximum	Median	Implied price(1)	Premium	Multiple(2)	Implied price(1)	Premium	Multiple(2)
					(EUR)	(%)			(EUR)	(%)
Firm value/2001 revenues	(13.34x	)	1.44x	0.52x	1.93	325	6.97x	1.46	460	87.56x
Firm value/2002 revenues	(7.62x	)	3.40x	0.38x	1.52	440	27.04x	1.42	476	n.m.
Firm value/2001 R&D expenditures	(0.8x	)	1.0x	0.2x	1.72	376	3.8x	1.71	379	3.9x
Firm value/2002 R&D expenditures	(0.9x	)	1.1x	0.1x	1.62	405	4.0x	1.62	406	4.0x
Market capitalization/net cash	0.7x		12.9x	1.0x	1.47	457	5.8x(3)	1.47	457	5.8x(3)

Source: Datastream, Bloomberg, information made publicly available by the companies, brokers reports.

(1)
Based on median of multiples.
(2)
Multiples implied by the offer price.
(3)
Net cash as of March 31, 2003, considering the OCEANEs at their book value, pro forma of the Net Proceeds of the Capital Increase.

Analysis of consolidated net asset value per Share (excluding minority interest)

        The table below summarizes multiples of the net asset value (excluding minority interest) per Share for the fiscal years 1999, 2000, 2001 and 2002 implied by the offer price.

As of December 31	Net asset value(1)	Number of Shares(2)	Net asset value per Share(1)	Offer price(3)/ Net asset value per Share
	(EUR million)	(million)	EUR
1999	57.0	7.5	7.6	1.3x
2000	51.7	8.1	6.4	1.5x
2001	3.8	8.1	0.5	20.6x
2002	(38.5)	8.3	(4.7)	n.m.
2002 pro forma of the Capital Increase	44.1	20.1	2.2	3.7x

Source: Document de Référence 2001 (French GAAP), Genset.

(1)
Net asset value excluding minority interest.
(2)
Based on a non-diluted number of Shares.
(3)
EUR 9.75 for 1999, 2000 and 2001; EUR 8.19 for 2002 pro forma of the Capital Increase.

        Pro forma of the Capital Increase, the offer price for Genset Shares implies a multiple of 3.7 times the consolidated net asset value per Share as of December 31, 2002.

Analysis of recent transactions

        The comparison with other transactions including a change of control was relevant in the context of the Initial Tender Offers but is no longer strictly applicable in the context of the squeeze-out, the change of control having already taken place.

        Nevertheless, it seems relevant to refer here to the analysis performed in the context of the Initial Tender Offers. It was updated to take into account additional transactions announced since then.

        For recent comparable transactions, the premiums implied by the Initial Tender Offers and the multiple implied to the last twelve months revenues are analysed. Given the specifics of the biotechnology industry and the lack of earnings on which to calculate meaningful multiples, the analysis of premiums paid to the acquired company's closing stock price compared to price during certain period prior to the announcement of the transaction is more relevant.

        The following table presents the transactions retained.

Announcement date	Acquiror company	Target company	Country of target
February 26, 2003	Celltech	Oxford GlycoSciences	U.K.
January 23, 2003	Cambridge Antibody Technology	Oxford GlycoSciences	U.K.
January 16,2003	Johnson & Johnson	3-D Pharmaceuticals	U.S.
January 08, 2002	deCode Genetics	Medichem Life Sciences	U.S.
January 07, 2002	Chiron Corporation	Matrix Pharmaceuticals	U.S.
June 13, 2001	Celera	Axys Pharmaceuticals	U.S.
May 29, 2001	Sequenom	Gemini Genomics	U.K.
May 11, 2001	Merck & Co	Rosetta Inpharmatics	U.S.
April 30, 2001	Vertex Pharmaceuticals	Aurora Biosciences	U.S.
July 17, 2000	Cephalon	Anesta	U.S.

Source: press releases.

        The following table describes the activity of the target companies of the sample transactions.

Target	Activities
Oxford Glycosciences	Integration of proteomics and genomics technologies to create a proprietary innovating platform in order to build up a proprietary pipeline of small molecules, medicines based on antibodies as well as diagnostic products, and provide proteomics services to the pharmaceutical industry.
3-D Pharmaceuticals	A small molecule drug discovery and development business
Medichem Life Sciences	Provider of drug discovery and development services
Matrix Pharmaceuticals	Developing novel local and systemic cancer treatments
Axys Pharmaceuticals	Integrated small molecule drug discovery and development company
Gemini Genomics	Clinical genomics company focused on the discovery and commercialization of targets for novel gene-based drug
Rosetta Inpharmatics	A leading-edge genomic research and data analysis company
Aurora Biosciences	Drug discovery company that develops and commercializes technologies, products and services to accelerate the discovery of new machines
Anesta	Developing pharmaceutical products for oral transmucosal delivery of drugs

Source: Information made publicly available by the companies.

        For reference, the implied multiples of Genset at the price of the Initial Tender Offers offer a premium on all medians of comparable transactions as shown in the following table.

	Minimum		Maximum		Median		Genset(1)
	(%)
1-day premium(2)	(14.7)		89.4		32.0		138.4
1-week premium(2)	7.3		86.9		34.8		204.7
1-month premium(2)	23.9		87.2		46.1		194.6
3-month premium(2)	19.3		91.3		61.3		123.6
Firm value/Last twelve month revenues	(4.97	x)	100.75	x	6.84	x	68.91	x

Source: Press releases, Datastream, Bloomberg.

(1)
Implied premiums in the context of the Initial Tender Offers and mentioned in the prospectus of the Initial Tender Offers.
(2)
Implied premium over the weighted average price during the defined period.

Summary of the appraisal factors of the offer price for the Shares

Methodology	Main results
(%)
Genset's Share price(1)
Closing price on April 14, 2003	5.7
1-month average	(1.3)
2-month average	1.2
3-month average	2.5
6-month average	2.5
9-month average	2.9
12-month average	34.0
12-month high	(13.8)
12-month low	303.4
	Median of "hybrid biotech"(2)		Genset Actual			Genset Pro forma
Analysis of comparable listed companies
			Premium	Multiple		Premium	Multiple
			(%)			(%)
Firm value/2001 revenues	0.97	x	245	6.97	x	447	87.56	x
Firm value/2002 revenues	0.71	x	412	27.04	x	476	n.m.
Firm value/2001 R&D expenditures	0.l	x	393	3.8	x	395	3.9	x
Firm value/2002 R&D expenditures	0.3	x	342	4.0	x	343	4.0	x
Market capitalization/net cash	1.1	x	423	5.8	x(3)	423	5.8	x(3)
Multiple of consolidated net asset value (as of December 31)
1999	1.3x
2000	1.5x
2001	20.6x
2002	n.m.
2002 pro-forma of the Capital Increase	3.7x
As a reference, analysis of comparable transactions	Median		Genset(4)
1-day premium	32.0%		138.4%
1-week premium	34.8%		204.7%
1-month premium	46.1%		194.6%
3-month premium	61.3%		123.6%
Firm value/revenues for the last twelve months	6.84	x	68.91	x

Note: Average weighted by volume.

(1)
Based on Genset share price performance on the Nouveau Marché.
(2)
Includes Cetera Genomics, Genaissance, Genome Therapeutics and Maxygen.
(3)
Net cash as of March 31, 2003, accounting for the OCEANEs at book value, pro forma of the net proceeds of the Capital Increase.
(4)
Premiums implied by the Initial Tender Offers and mentioned in the Initial Tender Offer prospectus.

B. Appraisal factors for the offer price for the OCEANEs

1.     Characteristics of the OCEANEs

        On June 27, 2000, Genset issued OCEANEs, for a nominal amount of EUR 55.6 million. The OCEANEs were issued at par, with a nominal value of EUR 94 per bond. The OCEANEs bear a zero-coupon rate and a yield to maturity of 4.5% per annum. Assuming no early conversion or redemption, the bonds will be redeemed on January 1, 2004, at a price per bond of EUR 109.72, i.e. approximately 116.72% of their par value.

        Bondholders can convert and/or exchange their OCEANEs into Shares at any time at a rate of 1.174 Shares per bond. Alternatively, Genset can repurchase OCEANEs or initiate a public offer at any time and, if the share price reaches certain predefined levels, Genset can force an early redemption of the OCEANEs. The early redemption price must grant each bondholder a yield equivalent to the one they would have received in case of redemption on the maturity date.

        The conditions for an early redemption by Genset can be summarized as follows: (i) if, before June 27, 2002, Genset's stock price reaches 250% of the accrued redemption price during 20 consecutive trading days within a 40-day period chosen by Genset or (ii) if, between June 27, 2002 and December 31, 2003, Genset's stock price reaches more than 120% of the accrued redemption price computed in the same conditions, then Genset reserved the right to redeem the OCEANEs at par plus accrued interest.

        At the end of 2001, Genset acquired a total number of 69,143 OCEANEs at an average price of EUR 20. Following the cancellation of those OCEANEs by Genset, 522,223 OCEANEs were left outstanding as of January 29, 2002. The number of OCEANEs outstanding has not changed since then.

2.     Valuation methods

        In the context of the valuation of the OCEANEs, the following valuation methods have been studied:

  —
  analysis of the conversion value of the OCEANEs;

  —
  analysis of the market price for the OCEANEs;

  —
  analysis of the early redemption price for the OCEANEs;

  —
  analysis of the theoretical value of the OCEANEs.

3.     Methods not retained

Theoretical value of the OCEANEs

        The theoretical value of the OCEANEs may be calculated by adding the bond value of the OCEANEs and the value of the conversion options.

        Given the low liquidity of the OCEANEs, the absence of Genset options or warrants traded on the market, and even more significantly, the discount at which the OCEANEs were traded, the valuation calculated through traditional methods of valuation of convertible bonds does not seem relevant.

        The offer price for the OCEANEs is EUR 107.05 per OCEANE and can be assessed in light of the following factors.

4.     Criteria and methods retained

Conversion value of the OCEANEs

        Based on the offer price for the Shares of EUR 8.19 per share and on a conversion ratio pro forma of the Capital Increase of 1.174 Shares for one bond, the conversion value is EUR 9.62. The offer price for the OCEANEs of EUR 107.05 represents a premium of 1,013% over the conversion price.

Market price for the OCEANEs

        The table below indicates the premium levels derived from the difference between the latest historical market prices for the OCEANEs and the offer price for the OCEANEs.

	Average number of bonds traded per stock exchange session with actual trading	Number of stock exchange sessions with actual trading	Average market price weighted by volume	Premium implied by the offer price for the OCEANEs
			(EUR)	(%)
Closing Price as of February 11, 2003(1)	4,500	1	105.40	2
3-month average	4,500	1	105.40	2
6-month average	1,127	4	105.37	2
12-month average	1,901	26	98.41	9
1-year high (February 11, 2003)			105.40	2
1-year low (May 23, 2002)			20.99	410

Note: Average weighted by volume.
Source: Datastream.

(1)
Last day with actual trading.

        The volumes displayed in the table above show the very low liquidity of the OCEANEs on the market.

        The analysis of the market price for the OCEANEs over the period preceding the announcement of the Initial Tender Offers is given here for information only.

	Average number of bonds traded per stock with exchange session actual trading	Number of stock exchange sessions with actual trading	Average market price weighted by volume	Premium implied by the offer price for the OCEANEs
			(EUR)	(%)
Closing Price as of May 23, 2002(1)	100	1	20.99	410
3-month average(2)	1,314	6	20.70	417
6-month average(2)	608	24	20.51	422
12-month average(2)	386	47	20.81	414
1-year high(2)—June 25, 2001			40.00	168
1-year low(2)—February 13, 2002			17.50	512

Note: Average weighted by volume. Source: Datastream.

(1)
Last day with actual trading before the filing of the Initial Tender Offers by Serono; no bond was traded between May 23 and June 19, 2002, when Genset asked for suspension
(2)
As of June 18, 2002, last actual trading day of OCEANEs before filing of the Initial Tender Offers.

Early redemption price for the OCEANEs

        The early redemption price as of June 10, 2003, corresponding to the estimated date of the squeeze-out, would be EUR 107.05. The offer price for the OCEANEs is equal to the early redemption price as of June 10, 2003.

Summary assessment of offer price for the OCEANEs

Methodology	Premium implied by the offer price for the OCEANEs
(%)
Conversion value	1,013
Early redemption	0
Share price
Closing price on February 11, 2003(1)	2
3-month average	2
6-month average	2
12-month average	9
12-month high	2
12-month low	410

Note: Average weighted by volume.

(1)
Last day with actual trading.

Position of Serono and Purchaser Regarding Fairness of the Offers

        The price at which we have offered to purchase the Shares, including those represented by ADSs, is equal to the price paid per Share in the Initial Tender Offers adjusted for the value of the rights subsequently received by shareholders in connection with the Capital Increase (EUR 9.75 minus EUR 1.56 resulting in a squeeze-out price of EUR 8.19). In accordance with French law and regulations, the price proposed by a purchaser in a minority buy-out followed by a mandatory squeeze-out must be approved by, first, an independent appraiser, whose appointment is approved by the CMF and not objected to by the COB, and, second, the CMF. The independent appraiser, Ricol, Laysterie, has given its opinion that the price proposed in the Offers is fair to the minority shareholders of Genset, and the CMF has approved the valuation. An English translation of Ricol, Laysterie's report is reproduced in "SPECIAL FACTORS—Opinion of Independent Appraiser."

        We did not independently undertake a formal evaluation of the fairness of the Offers to the unaffiliated shareholders, and no such analysis by Purchaser is required under French law. These Offers are being made solely to comply with the French legal requirement that a mandatory squeeze-out of the minority shareholders by a holder of more than 95% of the share capital and voting rights of a subsidiary be preceded by a minority buy-out offer. Nonetheless, to the extent that Rule 13e-3 under the Exchange Act may be deemed to be applicable to the Offers or the squeeze-out, we express our belief as to the fairness of the Offers to the unaffiliated shareholders of Genset. Solely for the purpose of complying with the requirements of that Rule, we have determined that we believe the Offers are both substantively and procedurally fair to the unaffiliated holders of Shares, including Shares represented by ADSs.

        In reaching this conclusion, we have considered the following factors:

  •
  The Offers are being made in accordance with the requirements of French law relating to minority buy-outs followed by squeeze-outs, which are designed, among other things, to protect minority shareholders.

  •
  The Offers provide unaffiliated holders the opportunity to participate in the transaction on essentially the same terms offered during the Initial Tender Offers, since the price offered represents the equivalent of the price paid in the Initial Tender Offers, as adjusted for the Capital Increase.

  •
  The purchase price offered in the Initial Tender Offers (which was approved and recommended by the then board of Genset) represented a significant premium to prevailing market prices during the period before the Initial Tender Offers were announced and was reached through arms' length negotiations with Genset at a time when we had no ownership interest in or affiliation with Genset.

  •
  In connection with the Initial Tender Offers, the then board of Genset had received a written fairness opinion, dated June 25, 2002, from Lehman Brothers Europe Limited, its financial advisor, stating that the cash consideration to be received in the Initial Tender Offers was fair, from a financial point of view, to the holders of Shares, ADSs, OCEANEs and warrants. A copy of this fairness opinion was included as an exhibit to the Solicitation/Recommendation Statement on Schedule 14D-9 of Genset filed in connect with the First U.S. Offer and is available in the manner set forth below under "THE U.S. OFFER—Section 8—Certain Information Concerning Genset—Available Information.

  •
  Over 91% of Genset's shareholders expressed their approval of the purchase price by tendering their Shares in the Initial Tender Offers.

  •
  The Offers are for the highest price per Share we have paid to acquire any Shares, after properly adjusting for the Capital Increase. See "SPECIAL FACTORS—Background of the Offers; Transactions and Contacts with Genset."

  •
  Ricol, Laysterie, an independent appraiser, has given an opinion that the price proposed in the Offers is fair to the minority shareholders of Genset. We adopt the analyses of Ricol, Laysterie, set forth above, and its conclusion. See "SPECIAL FACTORS—Opinion of Independent Appraiser."

  •
  The CMF's approval of the valuation.

  •
  We believe that the financial analyses performed by J.P. Morgan & Cie S.A. in connection with the preparation of the information memorandum for the International Offer, described above, on balance, support the conclusion that the Offers are fair, and we adopt those analyses. See "SPECIAL FACTORS—Appraisal of the Offers."

  •
  The Offers represent an opportunity for the U.S. holders of Shares and holders of ADSs to sell their interests in Genset where such a sale might be difficult in light of the absence of a U.S. market for their securities and without transaction costs that otherwise might apply to a sale of their securities.

        In making our determinations, we did not perform a liquidation analysis or consider the liquidation value of Genset. We believed that the valuation methodologies considered by Ricol, Laysterie and J.P. Morgan & Cie S.A. described above, which encompassed current and historical market prices; net book value; and going concern value (in the form of analysis of multiples for comparable companies and recent comparable transactions)—all of which, as set forth above, imply a value for Genset that is lower than the offer price—provide a more meaningful indication of the value of Genset and the fairness of the offer price. We believe that a liquidation of a company like Genset, which has limited assets and revenues and products that are very early in the pipeline, would yield lower proceeds than its sale as a going concern. We agree with the rejection by Ricol, Laysterie and J.P. Morgan & Cie S.A., as described above, of a discounted cash flow analysis, as this would be meaningless given the fact that it is difficult to project any cash flow to the current projects of Genset, since all are in the research or pre-clinical phases. Due to the difficulty in associating relevant cash flows to the current research work and candidate medicines of Genset, we believe that the intrinsic value of Genset may not be determined through its cash flow.

        We are not aware of any offer having been made by any unaffiliated party other than Purchaser to acquire control of Genset, or a substantial part of its assets, during the last two years. Accordingly, we did not consider any such offer in making our determination.

        In making our determination as to the substantive and procedural fairness of the Offers, we recognized that no unaffiliated representative has been retained by a majority of directors who are not employees of Genset to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the Offers or preparing a report concerning the fairness of the Offers and that the Offers were not approved by a majority of the directors of Genset who are not employees of Genset. We note that all of the directors of Genset are either employees of Genset whose retention we confirmed at the time of the Initial Tender Offers or are our executive officers or directors and were appointed by us to the board. Thus, there are no non-employee directors in a position to appoint an unaffiliated representative or to approve the Offers.

        Even if a representative had been appointed to represent the unaffiliated shareholders, there were no negotiations concerning the terms of the Offers to which a representative of the unaffiliated shareholders could have participated if one had been appointed, since the terms of the Offers were not the subject of negotiation at all. We also do not believe that a separate independent representative was needed to prepare a report concerning the fairness of the transactions to the unaffiliated shareholders in light of the appointment of Ricol, Laysterie as an independent appraiser to prepare such a report, and in light of the opinion of Ricol, Laysterie and the approval of the valuation by the CMF. Accordingly, the absence of a separate unaffiliated representative retained by the non-employee directors did not affect our determination, based on the factors set forth above, that the Offers are substantively and procedurally fair to the unaffiliated shareholders.

        Similarly, we recognize that the Offers are not structured in such a way that the approval of at least a majority of shareholders that are unaffiliated with us is required. We believe that such a requirement is inconsistent with the ability of a 95% shareholder to squeeze-out the minority, as provided by French law. Moreover, we believe that such a condition was not necessary for the protection of the minority shareholders in this transaction. French law governing minority buy-outs followed by mandatory squeeze-outs is designed to protect the minority shareholders by requiring that the offer price proposed by the majority shareholder be evaluated by an independent appraiser. Moreover, the CMF also approves the valuation. Because the offer price we proposed for the Offers was approved by Ricol, Laysterie, the independent appraiser, and the valuation was approved by the CMF, the absence of such a condition did not affect our determination that the Offers are substantively and procedurally fair to the unaffiliated shareholders.

        We do not believe that any of the factors listed above, or that the absence of the procedural safeguards described in the preceding paragraphs, constituted a "negative" in our consideration and determination as to the fairness of the Offers.

Purpose and Effects of the Offers; Plans for Genset

        We wish to own 100% of Genset. The Offers will enable us to obtain 100% ownership of Genset, since they represent the first step in a two-step squeeze-out under French law. On the next business day following the expiration of the Offers, we will become the sole owner of Genset's share capital and voting rights, and any Shares, including Shares represented by ADSs, that have not been tendered will automatically be converted into the right to obtain the offer price of EUR 8.19 for each Share or EUR 2.73 for each one-third Share represented by an ADS, less, in the case of Shares represented by ADSs, any amount payable to the ADR Depositary under the applicable deposit agreement. The remaining holders of OCEANEs, which are convertible into Shares, will also be squeezed-out.

        We did not consider any alternative means to acquiring the entire equity interest in Genset, nor do we believe any reasonable alternative exists. After achieving ownership of 96.6% of Genset's share capital and voting rights, the only means under French law available to us to effect a squeeze-out of the minority shareholders was to first enter into these Offers.

        Following the Offers and the subsequent mandatory squeeze-out that will follow, Purchaser will have a 100% interest in the net book value and net earnings of Genset, which were EUR (38,548,000) and EUR (42,938,000), respectively, for the year ended December 31, 2002. Currently, Purchaser, as a result of its 96.6% interest in the share capital and voting rights of Genset, may be deemed to have a 96.6.% interest in the net book value and net earnings of Genset, or the equivalent of EUR (37,237,368) in net book value and EUR (41,478,108) in net earnings for the year ended December 31, 2002.

        There will no longer be a market for the Shares and the Shares will cease to be listed and traded on the Nouveau Marché of Euronext Paris. In addition, we will cause Genset to file a Form 15 with the Commission as soon as possible following completion of the Offers to deregister its ADSs and Shares so that it may cease to make filings with the Commission and otherwise cease being required to comply with the Commission's rules relating to publicly held companies.

        Anticipated research and development synergies.    Following its integration in the Serono group, the research center of Genset at Evry should become the genetics center of Serono and be responsible for early operations in the global process of research and development of new drugs of Serono. Indeed, the genomic platform for the discovery of genes and proteins developed by Genset strongly complements the functional genomic technology used by Serono and the strong capacities of Serono in pre-clinical and clinical development. By using its integrated technological platform, Genset intends to discover and validate new genes, new secreted proteins and potential targets in order to feed the therapeutics molecule portfolio of the Serono group.

        The genomics research center of Genset at Evry complements three other R & D centers of Serono (Genève, Switzerland; Boston, United States; Ivrea, Italy).

        Genset's 2003 research plan aims at optimizing these synergies by focusing both on its current research projects and on the therapeutic domains of interest to Serono (infertility, neurology, growth, metabolism):

  •
  Optimizing technologies:

  •
  setting up a computer platform designed to integrate genomic, genetic, biological, pharmacological and chemical information;

  •
  defining a differential expression technological platform allowing for the biological and toxicological study of secreted proteins and small molecules;

  •
  developing in vitro and in vivo technologies allowing for the physiological validation of therapeutic targets identified at a genetic and genomic level; on-going identification of new proteins and therapeutic targets;

  •
  further studies on Famoxin;

  •
  further studies on schizophrenia and manic depressive psychosis; and

  •
  exploiting Genset's complementary DNAc libraries and related genomic information.

  •
  Defining a strategy for pharmacogenetic studies aimed at identifying genetic factors involved in the response/non-response to a given treatment and in the presence/absence of secondary effects for a given treatment.

        Anticipated Support by Serono.    Due to the refocusing of its activity on research, Genset is not expected to be profitable in the near future and needs the financial support of its shareholders in order to finance its research activities. In this respect, Serono is expected to provide Genset with the financial support it needs to carry out its research activities.

        In 2003, given the sale of assets made by Genset in 2002 and the refocusing of its activities, the sales figure is likely to be immaterial and the operating result a loss.

        Except as disclosed in this document, neither Purchaser nor Serono has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving Genset or its subsidiary, or any material changes in Genset's capitalization, corporate structure or business, in the composition and terms of employment of its management or board of directors.

Interests of Certain Persons

        To our best knowledge, no officers or affiliates of Genset own any Shares, other than Purchaser, and the directors of Genset, each of whom owns only one Share in order to qualify under French law as a director. In addition, to the best of our knowledge, no executive officer, director or affiliate of Genset, Serono, Purchaser or Serono B.V. intends to tender or sell any securities in the Offers. Other than the relationships described above of the members of the Genset board with Serono and Genset, or as set out in this document, we are not aware of any other conflict of interest that exists between Serono, Purchaser or Serono B.V., on the one hand, and Genset or any officer, director or affiliate of Genset, Serono, Purchaser or Serono B.V., on the other hand.

RELIEF GRANTED BY THE COMMISSION

        We have requested from the U.S. Securities and Exchange Commission and have been granted certain exemptions from its otherwise applicable rules to allow this offer to proceed in the manner described in this document. In particular, we have requested and obtained the following:

  •
  exemptive relief from Rule 14d-10(a)(1) under the Exchange Act to permit this offer to be conducted concurrently with the International Offer;

  •
  exemptive relief from the provisions of Rule 14e-5 under the Exchange Act to permit the purchase of Shares and OCEANEs in the International Offer during the pendency of this offer and purchases upon expiration of the International Offer, if required by French law; and

  •
  no-action relief to permit the International Offer to be conducted without compliance with Section 14(d) of the Exchange Act and Regulation 14D under the Exchange Act.

THE U.S. OFFER

1.     Terms of the U.S. Offer; Expiration Date

        We are offering upon the terms and subject to the conditions of the U.S. Offer to pay cash in the U.S. dollar equivalents of EUR 2.73 for each one-third of a Share represented by an ADS that you validly tender and do not withdraw prior to the expiration of this offer and EUR 8.19 for every Share that you validly tender and do not withdraw prior to the expiration of this offer.

        Amounts will be payable in U.S. dollars, less currency exchange costs, calculated by converting the applicable amount in euro into dollars at the U.S. dollar spot against the euro exchange rate on the day on which funds are received by the Receiving Agent, or its custodian in France, which is anticipated to be within three business days after the day on which this offer expires. Allowing two days for the conversion of the funds from euro to U.S. dollars, the Receiving Agent is expected to pay for Shares, including Shares represented by ADSs, accepted in this offer by the sixth U.S. business day after the expiration of the offer. For more information on the process through which the Receiving Agent receives funds and will make payments in this offer, see "THE U.S. OFFER—Section 2—Acceptance for Payment and Payment for Securities."

        Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares, including Shares represented by ADSs, validly tendered and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in "THE U.S. OFFER—Section 4—Withdrawal Rights." The term "Expiration Date" means 12:00 noon, New York City time, on Friday, June 13, 2003, unless we, in our sole discretion, have extended the initial period of time during which the U.S. Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the U.S. Offer, as so extended, shall expire. For purposes of the U.S. Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        In the International Offer, as required by French law and regulations, non-U.S. holders of Shares and holders of OCEANEs tender their Shares or OCEANEs "on the market," which means we are required to accept and pay for these Shares and OCEANEs as they are tendered throughout the International Offer period, with settlement three trading days after each tender ("Market Tenders"). Holders of ADSs and U.S. holders of Shares may not tender in the International Offer.

        Subject to applicable rules and regulations of the Commission and to French law and regulations, we expressly reserve the right (but are not obligated), at any time and from time to time in our sole discretion, to extend the period during which this offer is open and thereby delay acceptance for payment of, and payment for, any Shares, including Shares represented by ADSs, by giving oral or written notice of such extension to the Receiving Agent and by making a public announcement of such extension. There can be no assurance that we will exercise our right to extend this offer. During any extension of the offer, all Shares and ADSs tendered and not withdrawn will remain subject to the offer and subject to withdrawal rights.

        The International Offer is currently scheduled to expire on the Expiration Date. If the International Offer is extended in accordance with French law, we currently intend to extend the U.S. Offer so that it will expire on the same day as the International Offer. Subject to any applicable rules and regulations of the Commission, we do not currently intend to extend this offer so that the Expiration Date is a date later than the expiration date of the International Offer.

        We expressly reserve the right (but are not obligated), at any time or from time to time in our sole discretion, to delay acceptance for payment of, or payment for, Shares, including Shares represented by ADSs, in order to comply, in whole or in part, with any applicable law. This reservation of rights is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return the Shares or ADSs deposited by or on behalf of tendering holders promptly after the termination or withdrawal of the U.S. Offer.

        If we make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, we will disseminate additional tender offer materials and extend the U.S. Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the U.S. Offer or the information concerning the U.S. Offer will depend upon the facts and circumstances, including the relative materiality of the terms or information changes.

        Any extension or amendment of the U.S. Offer or any delay in acceptance for payment or payment or termination of the U.S. Offer will be followed, as promptly as possible, by public announcement thereof in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act. Any announcement of an extension will be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

        In the event of an extension of the U.S. Offer, we intend to seek to extend the International Offer. Any extension of the International Offer is subject to the prior approval of the CMF. It is possible, therefore, that the International Offer may terminate before the U.S. Offer and that Shares and OCEANEs tendered under the International Offer may be purchased by us prior to the purchase of Shares under the U.S. Offer, if required under French law or regulations.

        This document and the related ADS Letter of Transmittal and Share Form of Acceptance will be mailed to record holders of Shares and ADSs whose names appear on the applicable security holder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the applicable security holder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares and ADSs.

2.     Acceptance for Payment and Payment for Securities

        Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, Shares, including Shares represented by ADSs, validly tendered and not properly withdrawn as soon as practicable after the Expiration Date. The cash consideration, in euro, will be delivered to the Receiving Agent's custodian in France within three business days after the expiration of the Offers. The Receiving Agent will on that day enter into a currency exchange transaction to convert the euro it receives into U.S. dollars (which, as noted above, will determine the exchange rate at which the U.S. dollar amounts payable to you will be calculated). The currency exchange will take two trading days. The Receiving Agent will remit the U.S. dollar consideration, less currency exchange costs, to holders of Shares, including Shares represented by ADSs, who tendered into this offer within one day after settlement of the foreign currency exchange transaction.

        In all cases, payment for Shares, including Shares represented by ADSs, tendered and accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Receiving Agent of (a) depositary receipts evidencing ADSs tendered or confirmation of the book-entry transfer of such Shares or ADSs into the Receiving Agent's account at The Depository Trust Company ("DTC") (in the case of ADSs) or the Receiving Agent's account at Société Générale (in the case of Shares) pursuant to the procedures set forth in Section 3 hereof, (b) the ADS Letter of Transmittal or Share Form of Acceptance (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of ADSs, an Agent's Message (as defined in

Section 3 below) in lieu of the ADS Letter of Transmittal) and (c) any other documents required by the ADS Letter of Transmittal or Share Form of Acceptance. See "THE U.S. OFFER—Section 3—Procedure for Tendering Securities."

        For purposes of the U.S. Offer, we will be deemed to have accepted for payment and thereby purchased Shares, including Shares represented by ADSs, validly tendered and not properly withdrawn if and when we give oral or written notice to the Receiving Agent of our acceptance for payment of such Shares, including Shares represented by ADSs, pursuant to the U.S. Offer. Payment for Shares, including Shares represented by ADSs, accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase price therefor with the Receiving Agent, who will act as agent for the tendering security holders for purposes of receiving payments from us and transmitting such payments to the tendering security holders. Under no circumstances will interest be paid on the purchase price for Shares, including Shares represented by ADSs, regardless of any extension of the U.S. Offer or any delay in payment.

        If any tendered Shares or ADSs are not accepted for payment pursuant to the terms and conditions of the U.S. Offer for any reason, such unpurchased securities will be returned, without expense to the tendering security holder (or, in the case of Shares, including ADSs representing such Shares, tendered by book-entry transfer into the Receiving Agent's account at DTC or Société Générale pursuant to the procedures set forth in Section 3, such Shares or ADSs will be credited to an account maintained with DTC or Euroclear, France), as soon as practicable following expiration or termination of the U.S. Offer.

3.     Procedure for Tendering Securities

(a)   Shares represented by ADSs

        Valid Tenders.    To validly tender Shares represented by ADSs pursuant to the U.S. Offer, (a) a properly completed and duly executed ADS Letter of Transmittal (or a manually executed copy thereof) in accordance with the instructions of the ADS Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below), and any other documents required by the ADS Letter of Transmittal must be received by the Receiving Agent at one of its addresses set forth on the back cover of this document prior to the Expiration Date and (b) depositary receipts, sometimes referred to as "ADRs," evidencing the ADSs to be delivered, must be received by the Receiving Agent or such ADSs must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Receiving Agent (which confirmation must include an Agent's Message if the tendering ADS holder has not delivered an ADS Letter of Transmittal), prior to the Expiration Date. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Receiving Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC delivering the ADSs that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

        Book-Entry Transfer.    The Receiving Agent will establish an account with respect to the ADSs at DTC for purposes of the U.S. Offer within two business days after the date of this document. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of ADSs by causing DTC to transfer such ADSs into the Receiving Agent's account in accordance with DTC's procedures for such transfer. However, although delivery of ADSs may be effected through book-entry transfer, either the ADS Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the ADS Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Receiving Agent by the Expiration Date. The confirmation of a book-entry transfer of ADSs into the Receiving

Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Receiving Agent.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchange Medallion Program, or by any other "eligible guarantor institution" as defined under Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on an ADS Letter of Transmittal need not be guaranteed (a) if the ADS Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the ADSs) of ADSs delivered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the ADS Letter of Transmittal or (b) if such ADSs are delivered for the account of an Eligible Institution. See Instructions 1 and 5 of the ADS Letter of Transmittal. If the ADSs are registered in the name of a person other than the signer of the ADS Letter of Transmittal, or if payment is to be made to a person other than the registered owner of the ADSs, then the ADRs for the tendered ADSs must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the ADRs, with the signatures on the ADRs or stock powers guaranteed as described above. See Instructions 1 and 5 of the ADS Letter of Transmittal.

        The method of delivery of ADSs, the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the Receiving Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

        Other Requirements.    Notwithstanding any provision hereof, payment for Shares represented by ADSs that are accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the Receiving Agent of (a) depositary receipts for (or a Book-Entry Confirmation with respect to) such ADSs, (b) an ADS Letter of Transmittal, properly completed and duly executed (or a manually executed copy thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the ADS Letter of Transmittal) and (c) any other documents required by the ADS Letter of Transmittal.

        Appointment as Agent.    By executing and delivering an ADS Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of an ADS Letter of Transmittal), the tendering ADS holder authorizes the Receiving Agent to act as its agent and, upon the expiration of the U.S. Offer and the acceptance by Purchaser of the Shares represented by the ADSs, to present the ADSs delivered to the Receiving Agent by or on such holder's behalf to the ADR Depositary for cancellation and withdrawal of the Net Proceeds and Shares underlying such ADSs. The tendering ADS holder further authorizes the Receiving Agent to deliver the Net Proceeds to such tendering holder in accordance with the instructions in the ADS Letter of Transmittal and to tender such Shares into the U.S. Offer and deliver them to Purchaser upon receipt by the Receiving Agent from Purchaser of the offer price for such Shares.

        Appointment as Proxy.    By executing and delivering an ADS Letter of Transmittal as set forth above, the tendering holder irrevocably appoints designees of Purchaser as such holder's proxies, each with full power of substitution, to the full extent of such holder's rights with respect to the Shares represented by ADSs tendered by such holder and accepted for payment by Purchaser. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such holder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such holder with respect to such Shares and ADSs will be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser's designees will be empowered to exercise all voting and other rights of such holder as they, in their sole discretion, may deem proper. Purchaser reserves the right to require that, in order for Shares represented by ADSs to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares, including voting at any meeting of Genset shareholders.

        Partial Tenders.    Due to the termination of the ADR program, effective December 27, 2002, the ADR Depositary is no longer permitted to issue, register the transfer of, or split up, ADSs under the terms of the deposit agreement. As a result, a registered ADS holder may not make a partial delivery of his or her ADSs to the Receiving Agent. In order for a registered ADS holder to make a partial tender of the Shares represented by ADSs held by such holder, the registered ADS holder must present all of his or her ADSs to the ADR Depositary for cancellation and withdraw the Net Proceeds and Shares represented by such ADSs from the ADR program. The registered ADS holder will then be in a position to tender a portion of the Shares represented by such ADSs into the U.S. Offer, if such holder is a U.S. holder, or into the International Offer if such holder is a non-U.S. holder.

(b)   Shares

        Valid Tenders.    To validly tender Shares pursuant to the U.S. Offer, (a) a properly completed and duly executed Share Form of Acceptance (or a manually executed copy thereof) in accordance with the instructions of the Share Form of Acceptance and any other documents specified in the Share Form of Acceptance must be received by the Receiving Agent at one of its addresses set forth on the back cover of this document prior to the Expiration Date and (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Receiving Agent prior to the Expiration Date.

        Book-Entry Transfer.    The Receiving Agent will establish an account with respect to the Shares to be tendered into the U.S. Offer with its custodian in France, Société Générale, which has an account through Euroclear, France. Any financial institution that is a participant in Euroclear's systems may make a book-entry transfer of Shares by causing Euroclear to transfer such Shares into the account of the Receiving Agent at its custodian in France, Société Générale, in favor of the Receiving Agent in accordance with Euroclear's procedures for such transfer. You should, thus, instruct your broker to tender the number of Shares you wish to tender by book-entry transfer to the Receiving Agent's account at Société Générale (details of which are set forth in the Share Form of Acceptance). Although delivery of the Shares must be effected through book-entry transfer, the Share Form of Acceptance, properly completed and duly executed, and any other required documents, must, in any case, be transmitted to and received by the Receiving Agent at one of its addresses set forth on the back cover of this document by the Expiration Date and a confirmation of a book-entry transfer of Shares into the Receiving Agent's account at Société Générale as described above must be transmitted to and received by the Receiving Agent at one of its addresses set forth on the back cover of this document by the Expiration Date.

        The method of delivery of the Share Form of Acceptance and all other required documents is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the Receiving Agent. If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

        Other Requirements.    Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the Receiving Agent of (a) a confirmation of book entry transfer of such Shares via Euroclear into the Receiving Agent's account at Société Générale, (b) a Share Form of Acceptance, properly completed and duly executed (or a manually executed copy thereof), and (c) any other documents required by the Share Form of Acceptance.

        Appointment as Proxy.    By executing and delivering a Share Form of Acceptance as set forth above, the tendering holder irrevocably appoints designees of Purchaser as such holder's proxies, each with full power of substitution, to the full extent of such holder's rights with respect to the Shares tendered by such holder and accepted for payment by Purchaser on or after the date of this document. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such holder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such holder with respect to such Shares will be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such holder as they, in their sole discretion, may deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares, including voting at any meeting of Genset shareholders.

(c)   General

        Binding Agreement.    The valid tender of Shares, including Shares represented by ADSs, pursuant to one of the procedures described above will constitute the tendering holder's acceptance of the terms and conditions of the U.S. Offer. Our acceptance for payment of Shares, including Shares represented by ADSs, as described above, will constitute a binding agreement between the tendering security holder and us upon the terms and subject to the conditions of the U.S. Offer. Under no circumstances will interest be paid by us on the purchase price of the Shares, including Shares represented by ADSs, regardless of any extension of the U.S. Offer or any delay in making such payment.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including Shares represented by ADSs, will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares, including Shares represented by ADS, of any particular security holder whether or not similar defects or irregularities are waived in the case of any other security holder. No tender of Shares, including Shares represented by ADSs, will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of us, any of our affiliates or assigns, the Receiving Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the U.S. Offer (including the ADS Letter of Transmittal and the Share Form of Acceptance and the Instructions thereto) will be final and binding.

4.     Withdrawal Rights

        Shares or ADSs tendered pursuant to the U.S. Offer may be withdrawn at any time on or prior to the Expiration Date. Thereafter, tenders are irrevocable, except that, unless we have previously accepted them for payment, Shares or ADSs tendered may also be withdrawn at any time after July 14, 2003 until we accept them for payment.

        For a withdrawal of Shares or ADSs to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Receiving Agent at one of its addresses set forth on the back cover of this document. Any notice of withdrawal must specify the name of the person having tendered the Shares or ADSs to be withdrawn, the type and number of Shares or ADSs to be withdrawn and the name of the record holder of the Shares or ADSs to be withdrawn, if different from that of the person who tendered such Shares or ADSs. In the case of ADSs, if ADRs evidencing the ADSs to be withdrawn have been delivered or otherwise identified to the Receiving Agent, then, prior to the physical release of those ADRs, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such ADSs have been delivered for the account of an Eligible Institution. If Shares or ADSs have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at DTC or Euroclear, France to be credited with the withdrawn Shares or ADSs. If ADRs evidencing the ADSs have been delivered or otherwise identified to the Receiving Agent, the name of the registered owner and the serial numbers shown on such ADRs must also be furnished to the Receiving Agent prior to the physical release of such ADRs.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Shares or ADSs shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of us, any of our affiliates or assigns, the Receiving Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares or ADSs may not be rescinded, and any Shares or ADSs properly withdrawn will be deemed not to have been validly tendered for purposes of the U.S. Offer. However, withdrawn Shares or ADSs may be retendered by following one of the procedures for tendering Shares, including Shares represented by ADSs, described in Section 3 at any time prior to the Expiration Date.

        If we extend the U.S. Offer, are delayed in our acceptance for payment of Shares, including Shares represented by ADSs, or are unable to accept for payment Shares, including Shares represented by ADSs, pursuant to the Offers for any reason, then, without prejudice to our rights under this offer, but subject to the applicable rules of the Commission, the Receiving Agent may, nevertheless, on our behalf, retain tendered Shares, including Shares represented by ADSs, and such Shares, including Shares represented by ADSs, may not be withdrawn except to the extent that tendering security holders are entitled to withdrawal rights as set forth in this Section 4.

5.     Certain French and U.S. Federal Income Tax Considerations

        Holders of Shares or ADSs.    The following is a summary of the material French and U.S. federal income tax consequences of an exchange of Shares, including Shares represented by ADSs, for cash pursuant to the U.S. Offer or the subsequent squeeze-out. This discussion applies to you only if you are a beneficial owner of Shares or ADSs and are:

  •
  a citizen or resident of the United States;

  •
  a U.S. domestic corporation; or

  •
  otherwise subject to U.S. federal income tax on a net income basis with respect to income from the Shares, including Shares represented by ADSs.

        This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor. We have assumed that you are familiar with the tax rules applicable to investments in securities generally, and with any special rules to which you may be subject. In particular, the discussion below deals only with investors that hold Shares, including Shares represented by ADSs, as capital assets, and does not address the tax treatment of investors that are subject to special rules, such as:

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  financial institutions;

  •
  broker-dealers;

  •
  investors that hold Shares, including Shares represented by ADSs, as part of a hedge, constructive sale, straddle, or conversion transaction;

  •
  investors that have acquired Shares, including Shares represented by ADSs, upon exercise of employee options or otherwise as compensation; and

  •
  investors that have at any time held 5% or more of any class of Genset's stock.

        In addition, this discussion does not address U.S. state or local taxation or taxation by countries other than the United States and France.

        This summary is based on laws, treaties, judicial decisions, and regulatory interpretations in effect on the date hereof, all of which are subject to change. You should consult your own tax advisers as to the French, U.S. federal, and other tax consequences to you of the U.S. Offer and the subsequent squeeze-out, including the tax consequences arising from your own unique facts and circumstances.

        If you exchange Shares, including Shares represented by ADSs, for cash pursuant to the U.S. Offer or the subsequent squeeze-out, you will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar amount received and your tax basis in the Shares, including Shares represented by ADSs. Such gain or loss will be long-term capital gain or loss if your holding period in the Shares, including Shares represented by ADSs, is more than one year at the time of the exchange. Long-term capital gain of a non-corporate U.S. holder is generally subject to a maximum tax rate of 20%. Your ability to use capital losses to offset ordinary income is limited.

        All payments to which a holder would be entitled pursuant to the U.S. Offer or subsequent squeeze-out will be subject to U.S. federal backup withholding tax at a rate of 30%, unless the holder (i) is a corporation, non-U.S. person, or other exempt recipient or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Each holder that is a U.S. person should complete and sign the Substitute Form W-9 that is included with the ADS Letter of Transmittal or Share Form of Acceptance, to be returned to the Receiving Agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Receiving Agent. In order for a holder that is not a U.S. person to qualify as an exempt recipient, the holder must generally submit a Form W-8BEN attesting to the holder's exempt foreign status.

        If you are not resident in France for French tax purposes, you will generally not be subject to French tax in respect of an exchange of Shares, including Shares represented by ADSs, for cash pursuant to the U.S. Offer or subsequent minority squeeze out, unless the Shares, including Shares represented by ADSs, are registered on the books of a French permanent establishment or fixed base that you maintain.

        Genset, Serono, Purchaser and Serono B.V.    The exchange of cash for Shares or Shares represented by ADSs pursuant to the U.S. Offer or subsequent minority squeeze-out will not result in any material U.S. federal income tax consequences for Genset, Serono, Purchaser or Serono B.V.

6.     Price Range of Shares and ADSs; Dividends

        The Shares are traded on the Nouveau Marché of Euronext Paris S.A. ("Euronext Paris"). The ADSs ceased to be quoted on the Nasdaq National Market as of the close of business on November 1, 2002.

        The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on Euronext as reported in Genset's Annual Report on Form 20-F for the fiscal year ended December 31, 2001 for the periods occurring in 2001 and as reported by published financial sources for 2002 and the first two quarters of 2003. The following table also sets forth, for the calendar quarters indicated, the high and low sales prices per ADS on Nasdaq as reported in Genset's Form 20-F for the periods occurring in 2001 and as reported by published financial sources for the first three quarters of fiscal year 2002 and the fourth quarter of fiscal year 2002 through November 1, 2002, the date on which the ADSs ceased to be quoted on Nasdaq. The table also includes the range of high and low bid quotations for the ADSs on the over-the-counter market (OTC) for the fourth quarter of fiscal year 2002 (from November 2, 2002 through December 27, 2002, the date on which the ADSs ceased to be traded on the OTC).

	Shares (Price Per Share EUR)		ADSs (Price Per ADS ($))
Calendar Period
	High	Low	High	Low
2001:
First Quarter	60.7	8.4	20.0	2.4
Second Quarter	17.3	10.1	5.0	3.0
Third Quarter	11.5	1.8	3.5	0.6
Fourth Quarter	10.7	2.8	2.9	0.9
2002:
First Quarter	8.5	5.4	2.6	1.5
Second Quarter	6.9	2.3	2.0	0.7
Third Quarter	9.8	7.0	3.2	2.3
Fourth Quarter(1)	10.5	8.0	3.2	2.5
2003:
First Quarter	10.3	9.8	N/A	N/A
Second Quarter (through April 14)(2)	8.9	7.4	N/A	N/A

(1)
In the case of ADSs, through November 1, 2002, the day the ADSs ceased to be quoted on Nasdaq. From November 2, 2002 through December 27, 2002, according to Fininfo, the ADSs were traded on the OTC and the high and low bid quotations were $3.2 and $2.5, respectively. After December 27, 2002, the ADSs ceased to be traded on the OTC.

(2)
On April 15, trading in the Shares was suspended following the announcement by Purchaser that it had reached over 95% ownership of Genset and would initiate a repurchase offer followed by a squeeze-out. Following the Capital Increase, the share price automatically decreased to reflect the new Shares that were issued.

        On April 14, 2003, the last trading day before the Shares were suspended from trading on the Nouveau Marché of Euronext Paris, the closing price of the shares was EUR 7.75 per share. Trading in the shares will resume on May 15, 2003, upon commencement of the International Offer. There is currently no market for the ADSs.

        Genset has never paid dividends on the Shares or ADSs. Security holders are urged to obtain a current market quotation for the Shares.

7.     Effects of the Offers on the Market for Genset's Securities; Euronext Paris Listing; Exchange Act Registration

        Effects of the Offers on the Market for the Securities.    On the next business day following the expiration of the Offers, as a result of the mandatory squeeze-out, we will become the sole owner of Genset's share capital and voting rights, and any Shares, including Shares represented by ADSs, that have not been tendered will automatically be converted into the right to obtain the offer price of EUR 8.19 for each Share or EUR 2.73 for each one-third Share represented by an ADS.

        Euronext Paris Listing.    There will no longer be a market for the Shares and the Shares will cease to be listed and traded on the Nouveau Marché of Euronext Paris.

        Exchange Act Registration.    The Shares and ADSs are currently registered under the Exchange Act. The purchase of Shares and ADSs pursuant to the Offers and the mandatory squeeze-out that follows will result in the Shares and ADSs becoming eligible for deregistration under the Exchange Act. Registration of the Shares and ADSs may be terminated by Genset upon application to the Commission if the outstanding ADSs are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of ADSs resident in the United States. Following the mandatory squeeze-out, to occur on the day following expiration of the Offers, we will hold 100% of the Shares of Genset and will cause Genset to file a Form 15 with the Commission to deregister its Shares and ADSs.

8.     Certain Information Concerning Genset

        General.    Genset is a genomics-based biotechnology company focused on generating a pipeline of drug targets and candidates in the areas of central nervous system and metabolic disorders. Genset has successfully used its integrated technology platform and association studies approach to identify and characterize drug targets and drug response markers in the fields of central nervous system, metabolic and other diseases. Genset has focused its efforts on developing a general approach capable of elucidating the function of genes, and in particular on identifying the genes associated with common diseases. This approach, based on association studies, and made possible by the combination of Genset's various integrated technologies, can be used to identify genes associated with different clinical characteristics, from the susceptibility to developing complex diseases to the individual variations in drug response. Genset's principal office is located at Route Nationale 7, 91030 Evry Cedex, France and its telephone number is 33-1-607-96666.

        According to information provided by Genset, as of May 8, 2003, there were (i) 20,053,564 Shares (including Shares represented by ADSs) outstanding and (ii) 218,166 ADSs outstanding (representing 72,722 Shares). Of these, 19,371,449 Shares are held by Purchaser and 682,115 Shares are held by the public.

        Historical Financial Data.    Set forth below is historical financial data of Genset as of December 31, 2000 and December 31, 2001 and for each of the two years then ended, as prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), each as derived from the audited consolidated financial statements of Genset contained in its Annual Report on Form 20-F for the fiscal year ended December 31, 2001. Also set forth below is historical financial data of Genset as of June 30, 2002 and June 30, 2001 and for each of the six month periods then ended, as prepared in accordance with U.S. GAAP, each as derived from Genset's unaudited condensed consolidated financial statements and notes thereto, for the six month period ended June 30, 2002 submitted to the Commission under cover of Form 6-K, on August 26, 2002. The information contained in these tables should be read in conjunction with the full consolidated financial statements of Genset and the notes thereto included in Genset's Annual Report on Form 20-F for the fiscal year ended December 31, 2001, on pages F-1 to F-27 and the unaudited condensed consolidated financial statements and notes thereto for the six month period ended June 30, 2002, which are incorporated by reference herein. The following summary is qualified in its entirety by reference to such report and Form 6-K submission and all of the financial information contained therein. Such report and Form 6-K submission may be inspected and copies may be obtained in the manner set forth below under "—Available Information."

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(In thousands, except per share data)

				Six months ended June 30,
	Year ended December 31,
				(unaudited)
	2001	2001	2000	2002	2001
	U.S.$*	EUR	EUR	EUR	EUR
STATEMENT OF OPERATIONS DATA:
Total revenues	17,387	19,534	29,827	5,045	9,761
Total operating expenses	(62,282)	(69,974)	(66,048)	(30,975)	(31,456)
Loss from operations	(44,895)	(50,440)	(36,221)	(25,930)	(21,695)

Loss before income tax, minority interests, extraordinary items and cumulative effects of changes in accounting principles	(45,892)	(51,559)	(36,069)	(2,959)	(28,937)
Net loss	(42,041)	(47,234)	(34,385)	(3,431)	(29,403)

Per share data:
Net loss-undiluted	(5.19)	(5.83)	(4.35)	(0.42)	(3.63)
Net loss-diluted***	(5.19)	(5.83)	(4.35)	(0.42)	(3.63)
BALANCE SHEET DATA:
Current assets	35,717	40,127	89,009	41,732	**
Total assets	66,574	74,795	131,531	65,884	**

Short-term liabilities	13,800	15,505	20,049	9,539	**
Long-term liabilities	48,619	54,622	60,518	56,154	**
Minority interests	824	926	594	—	**
Shareholders' equity	3,331	3,742	50,370	191	**
Total liabilities and shareholders' equity	66,574	74,795	131,531	65,884	**

Ratio of earnings to fixed charges	(11.91)	(13.38)	N/A	(1.01)	**
Per share data:
Book value-undiluted	0.41	0.46	N/A	0.02	**
Book value-diluted	0.38	0.43	N/A	0.02	**

*
The translation of euros into U.S. dollars for 2001 has been made only for your convenience at the rate of EUR 1.00 = U.S.$ .8901, the noon buying rate in New York on December 31, 2001. This does not mean that we actually converted any amounts into U.S. dollars at that rate, and you should not assume that they could have been converted at that or any other rate.

**
Comparative data for 2001 is not applicable to this presentation of information.

***
There is no meaningful difference between net loss per share diluted and undiluted, because Genset is in a loss position.

        Recent developments.    Certain additional financial statements of Genset are required to be, and are, included in the information memorandum delivered in connection with the International Offer; accordingly, we have included a translation of them in full as an exhibit to the Combined Schedule TO and 13E-3 filed by Purchaser, Serono and Serono B.V. with respect to Genset on the date of this document. A copy of the Combined Schedule may be obtained in the manner set forth below under "—Available Information." The following summary information contained in such statements and related discussion is also a translation from the information memorandum delivered in connection with the International Offer. These financial statements, related summary information and discussion have not been prepared in accordance with U.S. generally accepted accounting principles and no reconciliation to U.S. GAAP of these statements, summary information or discussion is available. These statements, summary information and discussion are being provided solely because they are being provided to shareholders in connection with the International Offer, but are not required to be furnished under the rules of the Commission and do not include all the disclosures that would be required under the Commission's rules, such as a U.S. GAAP reconciliation.

Results of the fiscal year ending December 31, 2002

        The Board of Directors of Genset met on April 24, 2003 and approved the financial statements of Genset for the fiscal year ending December 31, 2002.

	Year ended December 31,
	2002	2001
	(in thousands of EUR)
Unconsolidated Genset S.A.:
Sales-finished products	1,376	6,246
Provision of services-products of R&D	1,321	4,100
Total sales	2,697	10,346
Capitalized costs	19,776	14,596
Operating revenues	22,594	27,102
Operating expenses	(74,529)	(78,981)
Operating loss	(51,935)	(51,878)
Net financial income/(loss)	4,471	(2,348)
Net exceptional income/(loss)	(6,839)	440
Income tax	(21)	(107)
Net loss	(40,646)	(53,894)

        Total sales in 2002 were EUR 2.7 million, a decrease of 74% compared with EUR 10.3 million sales in 2001. The revenues of research and development (R&D) moved from EUR 4.1 million to EUR 1.3 million. This decrease reflects a change in Genset's strategy to focus on the development of pharmaceutical products for its own use. The remaining sales, EUR 1.4 million in 2002 against EUR 6.2 million in 2001, reflect sales of synthetic DNA. Genset recorded sales of oligonucleotides only during the first quarter of 2002 because in early April 2002 it sold the Oligonucleotide division to the German group Degussa.

        The capitalized costs of EUR 19.8 million consist in part of research and development costs for genomes conducted in 2002.

        The 2002 operating deficit was relatively stable compared with 2001, at EUR 51.9 million. The decrease in gross operating results is set off by the decrease of the operating expenses as a result of a significant decrease in the workforce during the 2001 and 2002 fiscal years.

        The 2002 financial result was EUR 4.5 million, in large part due to cancellation of financial provisions on securities and current accounts for EUR 9.0 million following the sale of the Oligonucleotide division. The financial expenses included interest on loans and convertible bonds of approximately EUR 2.3 million, as well as exchange losses of approximately EUR 3 million.

        The extraordinary result in 2002, is mainly a consequence of the profits made on the sale of the Oligonucleotide division and the Ceres shares, partially set off by the expenses linked to the liquidation of Genset Corporation and to the reorganization of the activities of Genset S.A.

        The 2002 net result was a EUR 40.6 million deficit.

	Year ended December 31,
	2002	2001
	(in thousands of EUR)
Consolidated Statements:
Sales-finished products	5,045	17,993
Research and development revenues	—	1,486
Other products	557	81
Operating revenues	5,602	19,560
Operating expenses before non-recurring items	(50,900)	(62,482)
Non-recurring items	(19,159)	(7,886)
Operating loss	(64,457)	(50,808)
Financial loss (including exchange differences)	(4,793)	(693)
Other expenses	(23)	(334)
Income from disposal of the Oligonucleotide division and Ceres shares	27,214	—
Exceptional income/(loss)	(392)	5,668
Income tax	(383)	(714)
Net loss	(42,834)	(46,881)
Others	(104)	(637)
Net loss (excluding minority interests)	(42,938)	(47,518)

        The Operating revenues in 2002 decreased to EUR 5.6 million, compared with EUR 19.6 million in 2001. Sales, of EUR 5 million in 2002 compared with EUR 18 million in 2001, corresponded mainly to sales of oligonucleotides made during the first quarter 2002, prior to the sale of the Oligonucleotide division. Genset recorded no revenues from research and development (R&D) during 2002 as all the contracts were completed in 2001. The absence of R&D revenues reflects Genset's change in strategy, which consisted, beginning in the first half of 2001, in shifting from entering into gene identification contracts with pharmaceutical corporations to focusing on the discovery and developments of targets and pharmaceutical products for its own use. Other operating revenues correspond mainly to revenues arising from the sublet of one part of the offices rented by Genset at Evry.

        Operating expenses, before non-recurring items were EUR 50.9 million in 2002, a decrease of 19% compared with EUR 62.5 million in 2001 for two main reasons:

  •
  The sale of the Oligonucleotide division, which resulted in a significant decrease in production expenses as well as marketing and commercial expenses from the second quarter 2002 onward;

  •
  The decrease in Genset's workforce in 2001 and 2002, which resulted in a significant decrease of recurring expenses relating to the workforce.

        Non-recurring items in 2002 include mainly the following items:

  •
  Personnel costs corresponding to the dismissal costs of the employees of Genset Corp. (EUR 3.4 million) and Genset (EUR 5.7 million, of which EUR 2.4 million are recorded as corporate debts on December 31, 2002);

  •
  Provisions for non-cancellable engagements on leases for Genset Corp.'s offices in the United States (EUR 6.5 million) and of the former registered office of Genset in Paris (EUR 0.5 million);

  •
  Extraordinary depreciation and write off of capital assets for EUR 3.1 million, of which EUR 1.6 million relate to Genset patents and EUR 1.2 million relate to capital assets of Genset Corp.

        Non-recurring items in 2001 (EUR 7.9 million) included mainly costs associated with implementing Genset's new strategy.

        Operating consolidated loss in 2002 increased to EUR 64.5 million, compared with EUR 50.8 million in 2001.

        Net financial loss in 2002 increased to EUR 2.3 million, compared with EUR 1.2 million in 2001 because of a decrease in the average cash position during the year.

        Moreover, in 2002 Genset recorded a net exchange loss of EUR 2.5 million, compared with an exchange gain of EUR 0.5 million in 2001. The deterioration of the exchange result is mainly due to the strengthening of the euro compared with the dollar during 2002, part of the cash received during the sale of the Oligonucleotide division having been put temporarily in dollar instruments.

        After taking into account the profit made on the sale of the Oligonucleotide division and Ceres shares (EUR 16.5 million and EUR 10.7 million, respectively) the net consolidated loss in 2002 increased to EUR 42.9 million, compared with a loss of EUR 47.5 million in 2001.

        On December 31, 2002, Genset's consolidated stockholders' equity was negative EUR 38.5 million. The decrease in stockholders's equity results from the loss realized during 2002. Genset's stockholders's equity was built up again at the beginning of 2003 following a capital increase of EUR 83.8 million realized in March 2003.

        The cash and cash equivalents amount to EUR 11.5 million compared with EUR 21.7 million on December 31, 2001. The increase of the cash position resulting from the sale of the Oligonucleotide division and the Ceres shares was more than offset by the use of cash during the course of the operations.

        Long-term financial debt increased to EUR 55.7 million on December 31, 2002, compared to EUR 54.6 million on December 31, 2001. The increase is, in large part, due to accrued interest in 2002 relating to the OCEANEs.

        Available Information.    The Shares and ADSs are registered under the Exchange Act and, accordingly, Genset is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference room at the Commission's office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Copies may be obtained by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the Commission's public reference room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers who file electronically with the Commission. The address of that site is http://www.sec.gov.

9.     Certain Information Concerning Serono, Purchaser and Serono B.V.

        Serono.    Serono is the third largest biotechnology group in the world and the largest in Europe. Serono has a global presence with operations in 45 countries, production facilities in six countries and sales in over 100 countries.

        Serono currently focuses on the niche markets of reproductive health, neurology, growth and metabolism, where it has established strong positions. As a biotechnology company, research and development are central to Serono's efforts to strengthen its business. Serono's in-house R&D capabilities, spanning a variety of disciplines, and its numerous external collaborations, enhance its ability to introduce new compounds into development. It currently has over 30 projects in its development pipeline. Serono has integrated operations that allow it to manufacture and market the products it derives from its R&D efforts. Serono's 1,300 sales and marketing personnel sell its products primarily by targeting prescribing physicians in its highly specialized niche markets.

        Serono's principal office is located at 15bis Chemin des Mines, Case Postale 54, CH-1211 Geneva 20, Switzerland. Serono's telephone number is 41-22-739-3000. Bertarelli & Cie, a partnership limited by shares with its principal offices at Chéserex (Vaud), Switzerland, holds 52.38% of Serono's capital and 61.52% of Serono's voting rights. Ernesto Bertarelli, Serono's Chief Executive Officer, controls Bertarelli & Cie.

        Purchaser.    Purchaser is an indirect wholly-owned subsidiary of Serono that was established to serve primarily as a holding company for the French entities of Serono. Serono's French activities, through subsidiaries of Purchaser, include trading activity relating to Serono's products in France and a manufacturing facility in the Bordeaux area. Purchaser may also serve as a vehicle for acquisitions and management of new investments, particularly in France.

        Purchaser's principal office is located at 738, rue Yves Kermen, 92100 Boulogne, France. Purchaser's telephone number is 33-1-47-61-13-13.

        All of the outstanding stock of Purchaser is owned by Serono B.V., an indirect wholly-owned subsidiary of Serono organized under the laws of The Netherlands.

        Serono B.V.    Serono B.V. is organized as a private company with limited liability under the laws of The Netherlands. It has its principal office at Alexanderstraat 3-5, 2514 JL's-Gravenhage, The Netherlands. Its telephone number is 31-70-302-5700. Serono B.V. serves primarily as a holding company and financing subsidiary for Serono's operations outside of Switzerland. All of the shares of Serono B.V. are held by Serono Tri Holdings B.V., a private company with limited liability organized under the laws of The Netherlands, that is a holding company with no operations and that has its principal office at the same address as that of Serono B.V. All of the shares of Serono Tri Holdings B.V. are held by Serono S.A. As described below, Serono B.V. is providing the financing for the Offers; accordingly, it may be deemed to be a bidder participating in the Offers together with Purchaser and Serono.

        The Offers are being made for all outstanding Shares, including Shares represented by ADSs, solely for cash and are not subject to any financing condition. Accordingly, we do not believe the financial condition of Serono and its affiliates is material to a decision by a holder of Shares or ADSs whether to tender in the U.S. Offer.

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and executive officers of Serono, Purchaser and Serono B.V. are set forth in Schedule A to this document.

        None of Serono, Purchaser or Serono B.V. or, to the best of our knowledge, any of the persons listed in Schedule A to this document, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws or a finding of any violation of United States federal or state securities laws.

        Except as described in this document, none of Serono, Purchaser, Serono B.V., any associate or majority owned subsidiary of Serono, Purchaser or Serono B.V. or, to the best of our knowledge, any of the persons listed in Schedule A to this document (a) beneficially owns or has a right to acquire any Shares, including Shares represented by ADSs, or any other equity securities of Genset, (b) has effected any transaction in Shares, including Shares represented by ADSs, or any other equity securities of Genset during the past 60 days, or (c) has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Genset (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as set forth elsewhere in this document, in the past two years, there have been no transactions that would require reporting under the rules and regulations of the Commission between Serono, Purchaser or Serono B.V. or any of their respective subsidiaries or, to Purchaser's knowledge, any of the persons listed in Schedule A, on the one hand, and Genset or any of its executive officers, directors or affiliates, on the other hand. Except as set forth elsewhere in this document, in the past two years, there have been no negotiations, transactions or material contacts between Serono, Purchaser, Serono B.V. or any of their subsidiaries or, to our knowledge, any of the persons listed in Schedule A, on the one hand, and Genset or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Genset's securities, an election of Genset's directors or a sale or other transfer of a material amount of assets of Genset other than the Initial Tender Offers, including the subsequent assumption by Purchaser of control of the Genset board of directors, which were the subject of filings with the Commission on Schedule TO by Serono, Serono B.V. and Purchaser, on Schedule 13D by Serono and Purchaser and on Schedule 14D-9 by Genset, including amendments thereto.

10.   Source and Amount of Funds

        Purchaser estimates that the total amount of funds required to purchase all outstanding Shares, including Shares represented by ADSs, pursuant to the U.S. Offer and to pay related fees and expenses will be approximately EUR 1.25 million. Serono B.V., a wholly owned subsidiary of Serono and the direct parent of Purchaser, has firmly committed to, and will provide Purchaser with all such funds. These funds may be provided principally as a loan, but possibly also as a capital contribution, in Serono B.V.'s discretion. Serono B.V. will provide the funds to Purchaser from cash on hand and cash generated from general corporate activities. Serono and Purchaser do not have alternate financing arrangements or plans. Purchaser intends to reimburse Serono B.V. for this loan.

11.   Certain Legal Matters

        General.    Purchaser is not aware of any licenses or other regulatory permits which appear to be material to the business of Genset and which might be adversely affected by the acquisition of Shares, including Shares represented by ADSs, by Purchaser pursuant to the U.S. Offer. In addition, Purchaser is not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Purchaser's acquisition or ownership of the Shares, including Shares represented by ADSs, by Purchaser pursuant to the U.S. Offer. Should any such approval or other action be required, Purchaser currently expects that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Genset's or Purchaser's business or that certain parts of Genset's or Purchaser's business might not have to be disposed of or held separate in the event that such approvals were not obtained or such other actions were not taken.

        Other Laws.    Genset and Purchaser and certain of their respective subsidiaries conduct business in several countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offers. Purchaser is not currently aware of any filing that is required. Purchaser and Genset are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable.

12.   Fees and Expenses

        Purchaser has retained the Receiving Agent and the Information Agent in connection with the U.S. Offer. Each of the Receiving Agent and the Information Agent will receive customary compensation and reimbursement for reasonable out-of-pocket expenses and each may be indemnified against certain liabilities in connection with the U.S. Offer, including liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares, including Shares represented by ADSs, by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the U.S. Offer materials to beneficial holders of Shares, including Shares represented by ADSs.

        Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares, including Shares represented by ADSs, pursuant to the U.S. Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

        Including the fees and expenses described above, we have paid or will be responsible for paying the following fees and expenses incurred or estimated to be incurred in connection with the Offers:

Legal Fees	U.S.$	550,000
Filing (Euronext, COB, CMF and the Commission)		27,778
Printing		40,000
Accounting and Appraisal Fees		74,396
Miscellaneous and other Fees and Expenses		75,000

13.   Miscellaneous

        The distribution of this document and the making of this offer may, in certain jurisdictions, be restricted by law. This offer is not being made, directly or indirectly, in or into, and will not be capable of acceptance from within, any jurisdiction in which the making of this offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction in which the making of the U.S. Offer or the acceptance of Shares, including Shares represented by ADSs, in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction in which the making of the U.S. Offer or the acceptance of Shares, including Shares represented by ADSs, tendered in connection therewith would not be in compliance with the applicable law, we will make a good faith effort to comply with any such law. If after such good faith effort, we cannot comply with any such law, the U.S. Offer will not be made to (and tenders will not be accepted from or on behalf of) holders of Shares, including Shares represented by ADSs, in such jurisdiction.

        Purchaser has filed with the Commission a Combined Schedule TO and 13E-3 (including exhibits) under cover of Schedule TO, in accordance with the Exchange Act, furnishing certain additional information with respect to the U.S. Offer, and may file amendments thereto. The Combined Schedule TO and 13E-3 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 8 under "Available Information."

        No person has been authorized to give any information or make any representation on behalf of Purchaser not contained in this document or in the ADS Letter of Transmittal or the Share Form of Acceptance and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this document nor any purchase pursuant to the U.S. Offer will, under any circumstances, create any implication that there has been no change in the affairs of Serono, Purchaser, Serono B.V. or Genset or any of their respective subsidiaries since the date as of which information is furnished or the date of this document.

                                                                                                  Serono France Holding S.A.

May 15, 2003

SCHEDULE A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE
EXECUTIVE OFFICERS OF SERONO, PURCHASER AND SERONO B.V.

Serono S.A.

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Serono. Unless otherwise indicated, the business address of each such person is 15bis Chemin des Mines, Case Postale 54, CH-1211 Geneva 20, Switzerland. The term of each of the members of Serono's Board of Directors expires in 2003.

Directors	Current Principal Occupation or Employment Material Positions Held during the Past Five Years
Georges Muller	Chairman of the Board of Serono; Chairman of the Board of Société Générale de Surveillance; Chairman of the Board of Directors of "La Suisse" Assurances; Vice-Chairman of Bertarelli & Cie.

Georges Muller has been the Chairman of our board since June 1999 and a board member since 1992. He has practiced law with the firm of Bourgeois, Muller, Pidoux & Partners in Lausanne, Switzerland for the past 25 years. He retired as professor of commercial law at the University of Lausanne School of Law in June 2000 and currently holds the title of Honorary Professor. He is Chairman of the board of directors of Société Générale de Surveillance and "La Suisse" Assurances, Vice-Chairman of Bertarelli & Cie. and is a director of Banque du Gothard, Rentenanstalt-Swiss Life, Schindler Aufzüge AG and Kedge Capital (Jersey). He has worked at the Federal Tax Administration, Division of International Tax Law, in Berne, Switzerland. Mr. Muller received a PhD in law and an undergraduate degree in economics at the University of Lausanne. He also has received an LLM from Harvard University. Mr. Muller's business address is Ave. de Montbenon 2, 1002 Lausanne, Switzerland. Mr. Muller is a Swiss national and resident.
Ernesto Bertarelli	Vice-Chairman of the Board, Managing Director and Chief Executive Officer of Serono

Ernesto Bertarelli is our Chief Executive Officer. He is also Vice-Chairman and the Managing Director of the Board. Prior to his appointment as Chief Executive Officer in January 1996, Mr. Bertarelli served for five years as Deputy Chief Executive Officer and Vice-Chairman of the board of directors, where he was responsible for finance and operations. Mr. Bertarelli began his career with us in 1985, and since that time he has held several positions of increasing responsibility in sales and marketing. Mr. Bertarelli is the chairman of the board of directors of Bertarelli & Cie and a director of UBS AG, PHRMA, BIO, Interpharma and the Bertarelli Foundation. He received a Bachelor of Science degree from Babson College in Boston, Massachusetts, and an MBA from Harvard Business School. Mr. Bertarelli is a Swiss national and resident.

Jacques Theurillat	Deputy Chief Executive Officer; President of European and International Sales & Marketing

Jacques Theurillat has been our Deputy Chief Executive Officer since May 2002 and has been a Serono director since May 2000. Mr. Theurillat also serves as Serono's President of European and International Sales & Marketing and previously served as Serono's Chief Financial Officer from 1996 to October 2002. Prior to that, Mr. Theurillat was Managing Director of Serono operations in Italy. He began his career with us in 1987. Since then he has had several positions of increasing responsibility relating to tax and financial planning. Mr. Theurillat is a director of 21 Invest Partners S.A. Mr. Theurillat has received law degrees from Madrid University and Geneva University and holds a Swiss Federal Diploma (Tax Expert). He also received an MBA from the Madrid School of Finance. Mr. Theurillat is a Swiss national and a resident of France.
Pierre E. Douaze	Director of Serono

Pierre E. Douaze has been a Serono director since June 1998. Until 1998, he was a member of the Executive Committee and former Chief Executive Officer of the healthcare division of Novartis, the company that resulted from the merger of Sandoz and Ciba Geigy. Before that merger in 1997, Mr. Douaze worked at Ciba Geigy, where he served in various capacities beginning in 1970. In 1991, he became a member of Ciba Geigy's executive committee, with responsibility for healthcare. He currently serves as a board member of the Galenica Group, Switzerland and Chiron Corporation. Mr. Douaze received a master of science degree from Federal Polytechnical School and an MBA from INSEAD Fountainebleau. Mr. Douaze is a French national and a resident in Switzerland.
Bernard Mach	Director of Serono; Vice-Chairman of Lonza AG

Bernard Mach has been a board member since 1997. He retired from the University of Geneva Medical School in September 1998. Until his retirement, Dr. Mach was the Chairman of the Department of genetics and microbiology and of the graduate program in molecular and cellular biology and was the Louis Jeantet Professor of Molecular Genetics. From 1977 to 1991, he was chairman of the department of microbiology. Dr. Mach is a former member of the advisory board to the Swiss government, former member of the World Health Organization's Committee on Trans-disease Vaccinology, former president of the Union of Swiss Societies for Experimental Biology and a member of the science policy advisory board of the French government. He is also a founder and former member of the scientific board of Biogen, founder and president of the scientific board of Lombard Odier Immunology Fund and founder and president of NovImmune S.A. Dr. Mach is the Vice-Chairman of Lonza AG. Dr. Mach received an MD from the University of Geneva and did his internship and residency at the Harvard Medical School. Dr. Mach is a member of the French Academy of Science. He is a Swiss national and resident.

Sergio Marchionne	Director of Serono; Chairman of Lonza Group

Sergio Marchionne has been a Serono director since May 2000. Since February 2002, Mr. Marchionne has served as Chief Executive Officer and Managing Director of the Board of Directors of Société Générale de Surveillance. From October 2000 until February 2002, Mr. Marchionne served as Chief Executive Officer of Lonza Group, which was spun-off from Alusuisse-Lonza in October 2000. Mr. Marchionne currently serves as Chairman of the Lonza Group. Prior to that he worked at Alusuisse-Lonza Group in various capacities, including Chief Financial Officer, and from 1997 as Chief Executive Officer. Mr. Marchionne received an LLB from Osgoode Hall Law School in Toronto, Canada and an MBA from the University of Windsor, Canada. He is a barrister and solicitor and a Chartered Accountant. Mr. Marchionne's business address is 1, Place des Alpes, 1201 Geneva, Switzerland. Mr. Marchionne is a Canadian national and a resident of Switzerland.
Hans Thierstein	Director of Serono; Director of Temtrade S.A.

Hans Thierstein was the Chairman of our Board from 1992 until June 1999 and has been a Serono director since 1987. He served as our Chief Financial Officer from 1980 until 1996. Before joining us, Mr. Thierstein was associated with ICN Pharmaceuticals from 1971 to 1980 where he served as treasurer and controller Europe, as vice-president and corporate controller in the United States, as general manager of the Swiss and Italian operation and as vice president of corporate development Europe. Prior to that, he was treasurer and area financial manager in the United States and a director of Chesebrough-Pond's, Europe for nine years. From 1996 to 2000, Mr. Thierstein served as a member of the board of the Swiss Society of Chemical Industries. Mr. Thierstein is a director of Temtrade S.A. Mr. Thierstein is a Swiss national and resident.

Executive Officers	Current Principal Occupation or Employment Material Positions Held during the Past Five Years
Ernesto Bertarelli	Vice-Chairman of the Board, Managing Director and Chief Executive Officer
(See information concerning the members of the Board of Directors of Serono above.)
Jacques Theurillat	Deputy Chief Executive Officer; President of European and International Sales & Marketing
(See information concerning the members of the Board of Directors of Serono above.)
Roland Baumann	Senior Executive Vice-President, Head of the CEO Office and Strategic Planning

Roland Baumann is Serono's Senior Vice-President, Head of the CEO Office and Strategic Planning. Prior to his appointment to this position in March 2003, he was Serono's Senior Vice-President, Head of Strategic Business Planning and Corporate Administration. Before his appointment to that position in March 2000, Mr. Baumann worked for Serono in positions of increasing responsibility related to finance, information systems, internal audit and strategic business planning since 1991. Before joining Serono, Mr. Baumann was a senior vice-president with "La Suisse" Assurances, where he was the head of process engineering and accounting and finance services. Mr. Baumann holds a degree in economics and business administration from the Ecole Supérieure pour l'Economie et l'Administration in Basel. Mr. Baumann is a Swiss national and resident.
Leon Bushara	Senior Executive Vice-President, Business Development

Leon Bushara is Serono's Senior Vice-President, Senior Executive Vice-President, Business Development. Prior to his appointment to this position in March 2003, he served as Serono's Vice-President of Business Development. Before his appointment to that position in 1996, Mr. Bushara worked in positions of increasing responsibility in Serono's Business Development department since 1994. Prior to joining Serono, Mr. Bushara founded and managed a chain of cafés and restaurants in New York City from 1988 until 1993. Mr. Bushara holds a Bachelor of Arts degree from Brown University. Mr. Bushara is a U.S. national and a resident of Switzerland.
Giampiero De Luca	Chief Intellectual Property Counsel

Giampiero De Luca is Serono's Chief Intellectual Property Counsel. Prior to his appointment to this position in November 1999, Mr. De Luca worked for Serono in positions of increasing responsibility related to intellectual property and product development since 1988. Prior to joining Serono, Mr. De Luca worked as a patent examiner at the European Patent Office, where he focused on patents related to genetic engineering. Mr. De Luca holds a doctoral degree in industrial chemistry from the University of Milan and a diploma from the Institut Pasteur in general microbiology. He is a chartered European patent attorney. Mr. De Luca's business address is 14 chemin des Aulx, Plan-les-Ouates, Switzerland. Mr. De Luca is an Italian national and a resident of Switzerland.

Fereydoun Firouz	President of Serono, Inc.

Fereydoun Firouz is President of Serono, Inc., Serono's U.S. operating subsidiary. From September 2001 until March 2003, he was Executive Vice-President, Reproductive Health, of Serono, Inc. Prior to his appointment to that position, Mr. Firouz worked in positions of increasing responsibility in Serono's sales and marketing operations since 1991 and in Serono's government affairs office in Washington, D.C. from 1989 to 1991. Mr. Firouz holds a bachelor of science degree from George Washington University. Mr. Firouz's business address is One Technology Place, Rockland, Massachusetts 02370. Mr. Firouz is a Swiss national and a resident of the United States.
Nathalie Joannes	General Counsel

Nathalie Joannes is Serono's General Counsel since May 2001. Prior to joining Serono, Ms. Joannes was assistant general counsel of Pharmacia Corporation and one of its predecessor companies, Monsanto Company, from 1996 to May 2001. From 1989 to 1996, she held positions of increasing responsibility in Monsanto's legal department. Ms. Joannes holds a law degree from the University of Liège and an LLM from the University of Pennsylvania. Ms. Joannes is a Belgian national and a resident of Switzerland.
Franck Latrille	Senior Executive Vice-President, Global Product Development

Franck Latrille is our Senior Executive Vice-President, Global Product Development. Prior to his appointment to this position in March 2003, from June 2000, Mr. Latrille was Serono's Senior Executive Vice-President, Manufacturing Operations and Process Development. Before that, he served for three years, from April 1997 to June 2000 as our General Manager, Italian manufacturing operations. From 1994 to 1997, he served as general manager of Sorebio, which he co-founded in 1987. Mr. Latrille joined us in 1994, following our acquisition of Sorebio. Mr. Latrille holds a PhD in animal physiology and biochemistry and an MS degree from the University of Bordeaux. Mr. Latrille is a French national and resident.

François Naef	Senior Executive Vice-President, Human Resources

François Naef is our Senior Executive Vice-President, Human Resources. Prior to his appointment to this position on December 2000, Mr. Naef had served as our General Counsel since November 1999 and had worked in positions of increasing responsibility in our legal department since 1988. Mr. Naef also serves as Company Secretary. Prior to joining us, Mr. Naef was an attorney at the Geneva law firms of Combe & de Senarclens and Me Rossetti. Mr. Naef holds a law degree and a master's degree in European law from the University of Geneva. He is a member of the Board of the Swiss Society of Chemical Industries, as well as a member of the Economic Council of the State of Vaud. Mr. Naef is a Swiss national and resident.
Paola Ricci	Senior Executive Vice-President, Worldwide Regulatory Affairs and Quality Assurance

Paola Ricci is our Senior Executive Vice-President, Worldwide Regulatory Affairs and Quality Assurance. Prior to her appointment to her current position in October 2000, Ms. Ricci was responsible for our corporate regulatory affairs. She joined us in 1978 and has worked in positions of increasing responsibility in our research and development organization since that time. Ms. Ricci holds a modern languages degree from the International School of Modern Languages in Rome, Italy. Ms. Ricci is an Italian national and a resident of Switzerland.
Allan L. Shaw	Chief Financial Officer

Allan L. Shaw has been Serono's Chief Financial Officer since November 2002. From 1996 until June 2002, Mr. Shaw was a member of the Board of Directors of Viatel Inc., an international telecommunications company for which he also served as Chief Financial Officer from 1996 until May 2001 and as Corporate Controller from November 1994 until 1996. Mr. Shaw received a Bachelor of Science degree from the State University of New York (Oswego College). He is a certified public accountant in the State of New York. Mr. Shaw is a U.S. national and a resident of Switzerland.
Timothy Wells	Senior Executive Vice-President, Research

Timothy Wells is Serono's Senior Vice-President, Research. Prior to his appointment to this position in March 2003, he served as Serono's Vice-President, Research, Head of Discovery, where he was responsible for integrating the discovery research in Serono's global organization. Mr. Wells joined Serono from Glaxo Wellcome in January 1998, where he had held a number of positions of increasing responsibility. Mr. Wells has an MA in Natural Sciences from Cambridge, UK, a PhD in protein engineering from Imperial College London, and is a fellow of the Royal Society of Chemistry. Mr. Wells' business address is 14 chemin des Aulx, Plan-les-Ouates, Switzerland. He is a British national and is a resident of France.

Serono France Holding S.A.

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the business address of each such person is 738, rue Yves Kermen, 92100 Boulogne, France.

Directors and Executive Officer	Current Principal Occupation or Employment Material Positions Held during the Past Five Years
Jacques Theurillat	Chairman of the Board and President of Purchaser; Deputy Chief Executive Officer and President of European and International Sales & Marketing of Serono
(See information concerning the members of the Board of Directors of Serono above.)
Gilles Lachkar	Director of Purchaser

Gilles Lachkar has been a director of Purchaser since January 2001. Mr. Lachkar has also been Serono's Regional Vice President for France, Belgium and Luxemburg, Sales & Marketing and Business Development since September 2000, when he joined Serono. Prior to joining Serono, he held several positions of increasing responsibility within the Lilly group of companies. He notably served as Managing Director of Lilly Israel from 1995 until 1998 and as Business Unit Director Retail, Lilly France from 1998 until August 2000. Mr. Lachkar received a Bachelor of Arts in Economics and Political Science from University of Tel Aviv as well as a Master of International Business Studies from University of South Carolina, USA. Mr. Lachkar is a French national and resident.
Roland Baumann	Director of Purchaser; Senior Executive Vice-President, Head of the CEO Office and Strategic Planning of Serono
(See information concerning Executive Officers of Serono above.)

Serono B.V.

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director of Serono B.V. Unless otherwise indicated, the business address of each such person is Alexanderstraat 3-5, 2514 JL's-Gravenhage, The Netherlands.

Directors	Current Principal Occupation or Employment Material Positions Held during the Past Five Years
Ernesto Bertarelli	Director of Serono B.V.; Vice-Chairman of the Board of Directors, Managing Director and Chief Executive Officer of Serono
(See information concerning the members of the Board of Directors of Serono above.)
Jacques Theurillat	Director of Serono B.V.; Deputy Chief Executive Officer and President of European and International Sales & Marketing of Serono
(See information concerning the members of the Board of Directors of Serono above.)
Jean-Pierre Verhassel	Director of Serono B.V.

Mr. Verhassel is currently Chairman of the board of Serono Inc. in the United States and, from June 2002 to March 2003, he was President and Chairman of the board of Serono Inc. Mr. Verhassel was Serono's Senior Executive Vice-President, Sales & Marketing from January 2000 until June 2002. Prior to his appointment to such position, from January 1994 to January 2000 Mr. Verhassel served as Serono's Executive Vice-President, Manufacturing Operations Worldwide. He joined Serono in 1987 as Managing Director of Serono's Italian Diagnostics business, and in 1988 was appointed to the position of General Manager of Serono Diagnostics SA. In 1990, he was promoted to President and Chief Operating Officer of Serono Diagnostics Worldwide, a division which Serono sold in 1994. Mr. Verhassel has an engineering degree in radiochemistry and molecular biology from the Rykshoger Institut in Mol, Belgium. Mr. Verhassel is a Belgian national and a resident of Switzerland.
Paul Schmitz	Director of Serono B.V.

Mr. Schmitz has been a director of Serono B.V. since September 1999. He has been with the ABN Amro group since 1969, and has held several positions of increasing responsibility. He is currently Account Manager at ABN Amro Trust Company (Nederland) B.V. Mr. Schmitz holds a certificate in accounting and banking. Mr. Schmitz's business address is Strawinskylaan 3105, 1077 ZX Amsterdam, The Netherlands. He is a Dutch national and resident.

Andreas Floris	Director of Serono B.V.

Mr. Floris has been a director of Serono B.V. since September 2001. He has been with the ABN Amro group since 1979, and has held several positions of increasing responsibility within the insurance and administration departments. He is currently Senior Account Manager at ABN Amro Trust Company (Nederland) B.V. Mr. Floris holds a certificate in Practice Bookkeeping and a diploma in Modern Business Administration as well as several banking diplomas. Mr. Floris' business address is Strawinskylaan 3105, 1077 ZX Amsterdam, The Netherlands. Mr. Floris is a Dutch national and resident.
Serono Tri Holdings B.V.	Director of Serono B.V.

Serono Tri Holdings B.V. is a private company with limited liability organized under the laws of The Netherlands, that is a holding company with no operations and that has its principal office at the same address as that of Serono B.V. All of the shares of Serono Tri Holdings B.V. are held by Serono S.A.
ABN Amro Trust Company (Nederland) B.V.	President of the Board of Directors of Serono B.V.

ABN Amro Trust Company (Nederland) B.V. has been a director of Serono B.V. since September 1999 and is a Dutch company which provides services relating to the formation, management and administration of companies located in The Netherlands. The business address of ABN Amro Trust Company is Strawinskylaan 3105, 1077 ZX Amsterdam, The Netherlands.

        Manually executed copies of the ADS Letter of Transmittal and Share Form of Acceptance will be accepted. The ADS Letter of Transmittal, Share Form of Acceptance, ADRs or any other required documents should be sent by each holder of Shares, including Shares represented by ADSs, or such holder's broker, dealer, commercial bank, trust company or other nominee to the Receiving Agent as follows:

The Receiving Agent for the U.S. Offer is:

By Mail:	By Hand or Overnight Delivery:
The Bank of New York Tender & Exchange Department P.O. Box 11248 Church Street Station New York, NY 10286-1248	The Bank of New York Tender & Exchange Department-11 West 101 Barclay Street Receive and Deliver Window-Street Level New York, NY 10286

        Any questions or requests for assistance or additional copies of this document, the ADS Letter of Transmittal or the Share Form of Acceptance may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885
Email:proxy@mackenziepartners.com

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U.S. Offer to Purchase for Cash All Ordinary Shares held by U.S. Holders and All Ordinary Shares represented by Outstanding American Depositary Shares
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
SPECIAL FACTORS
Variation of the consolidated net position (excluding minority interest) January 1, 1996 to January 1, 2000
Variation of the consolidated net position (excluding minority interest) January 1, 2000 to January 1, 2002
RELIEF GRANTED BY THE COMMISSION
THE U.S. OFFER
SELECTED CONSOLIDATED FINANCIAL INFORMATION (In thousands, except per share data)
Results of the fiscal year ending December 31, 2002
SCHEDULE A INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF SERONO, PURCHASER AND SERONO B.V.
Serono France Holding S.A.
Serono B.V.